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As filed with the Securities and Exchange Commission on July 18, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HILTON HOTELS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-2058176 (I.R.S. Employer Identification)

9336 Civic Center Drive
Beverly Hills, California 90210
(310) 278-4321
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Madeleine A. Kleiner
Executive Vice President, General Counsel and Corporate Secretary
Hilton Hotels Corporation
9336 Civic Center Drive
Beverly Hills, California 90210
(310) 278-4321
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Cynthia A. Rotell
Latham & Watkins LLP
633 West Fifth Street, Suite 4000
Los Angeles, California 90071
(213) 485-1234

        Approximate Date Of Commencement Of Proposed Sale To The Public: From time to time after the effective date of this registration statement, as determined by market conditions.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per security	Proposed maximum aggregate offering price(1)	Amount of registration fee

3.375% Convertible Senior Notes due 2023	$575,000,000	100%	$575,000,000	$46,518

Common Stock, $2.50 par value per share(2)	25,555,555 shares(3)	—	—	—

(1)
Equals the aggregate principal amount of Notes being registered. Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)
This registration statement also includes associated preferred share rights to purchase shares of the registrant's capital stock. These preferred share rights are not currently separable from the shares of the registrant's common stock and are not currently exercisable.
(3)
Represents the number of shares of common stock that are currently issuable upon conversion of the Notes. Pursuant to Rule 416(a) under the Securities Act, this registration statement shall be deemed to cover any additional number of shares of common stock as may be issued from time to time upon conversion of the Notes as a result of stock splits, stock dividends or similar transactions. No additional consideration will be received for the common stock and therefore no registration fee is required pursuant to Rule 457(i).

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.

SUBJECT TO COMPLETION DATED JULY 18, 2003

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

HILTON HOTELS CORPORATION
$575,000,000
3.375% Convertible Senior Notes due 2023

        We sold $575,000,000 aggregate principal amount of our 3.375% Convertible Senior Notes due 2023 in private transactions on April 22, 2003 and May 2, 2003. Selling securityholders may use this Prospectus to resell from time to time their Notes and the common stock issuable upon conversion of the Notes. We will not receive any of the proceeds from the sale of these securities.

        We will pay interest on the Notes at a rate of 3.375% per annum on April 15 and October 15 of each year, beginning on October 15, 2003. In addition, we will pay contingent interest during any six-month period commencing with the six-month period beginning April 15, 2008, if the average market price of the Notes for the five trading days ending on the third trading day immediately preceding the first day of the relevant six-month period equals 120% or more of the principal amount of the Notes. The Notes will mature on April 15, 2023.

        The Notes are convertible at the holder's option into shares of our common stock initially at a conversion price of $22.50 per share, which is equal to a conversion rate of approximately 44.4444 shares per $1,000 principal amount of Notes, subject to adjustment, under the following circumstances only:

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  if the sale price of our common stock measured over a specified number of trading days is above 120% of the conversion price,

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  if the market price of a Note measured over a specified number of trading days is below 90% of the sale price of our common stock multiplied by the number of shares of common stock issuable upon conversion of $1,000 principal amount of Notes, or

  •
  if we call the Notes for redemption.

        On or after April 15, 2008, we may at our option redeem all or a portion of the Notes, in whole or in part, in cash at 100% of their principal amount, plus any accrued and unpaid interest, including contingent interest, if any, to, but not including, the redemption date. Holders may require us to purchase all or a portion of their Notes if a fundamental change, as defined in the indenture, occurs prior to April 15, 2008 at 100% of their principal amount, plus any accrued and unpaid interest, including contingent interest, if any, to, but not including, the purchase date. We may choose to pay the purchase price for any Notes that holders require us to purchase upon a fundamental change in cash, stock of the surviving corporation, or a combination of cash and stock. On April 15 of 2008, 2013 and 2018, holders may require us to purchase all or a portion of their Notes at 100% of their principal amount, plus any accrued and unpaid interest, including contingent interest, if any, to, but not including, the purchase date. We will pay cash for any Notes so purchased on April 15, 2008. Repurchases made on April 15, 2013 and April 15, 2018, may be made at our option in cash, our common stock or a combination of cash and our common stock.

        The Notes issued in the private placements are eligible for trading in the PORTAL (SM) Market of the National Association of Securities Dealers, Inc. The Notes sold using this prospectus, however, will no longer be eligible for trading in the PORTAL Market. We do not intend to list the Notes on any other national securities exchange or automated quotation system. The selling securityholders may offer the Notes or the underlying common stock, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, the common stock may be offered from time to time through ordinary brokerage transactions on the New York Stock Exchange. See "Plan of Distribution."

        Our common stock is listed on the New York Stock Exchange under the ticker symbol "HLT." On July 17, 2003, the closing price for one share of our common stock was $14.19.

        Investing in the Notes and the common stock issuable upon conversion of the Notes involves risks. See "Risk Factors" beginning on page 5 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                            , 2003.

i

        In this prospectus and any prospectus supplement, unless otherwise indicated, the terms "Hilton," "we," "ours" and "us" refer to Hilton Hotels Corporation and its consolidated subsidiaries.

        You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. No one is authorized to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The securities are not being offered in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus and in any prospectus supplement or information incorporated in such documents is accurate as of any date other than the date of such documents. Our business, financial condition, results of operations and prospects may have changed since that date.

Notice Regarding Arthur Andersen LLP

        Arthur Andersen LLP audited our consolidated financial statements for the two years ended December 31, 2001, which are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and in this prospectus (the "Audited Financials"). On June 15, 2002, Arthur Andersen was convicted of obstruction of justice by a federal jury in Houston, Texas in connection with Arthur Andersen's work for Enron Corp. On September 15, 2002, a federal judge upheld this conviction. Arthur Andersen ceased its audit practice before the SEC on August 31, 2002. Effective May 23, 2002, we terminated the engagement of Arthur Andersen as our independent auditors and engaged Ernst & Young LLP to serve as our independent auditors for the year ending December 31, 2002. Because of the circumstances currently affecting Arthur Andersen LLP, as a practical matter it may not be able to satisfy any claims arising from the provision of auditing services to us, including claims holders of Notes may have that are available to securityholders under federal and state securities laws.

ii

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus and the documents incorporated into it by reference. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus and the documents incorporated by reference carefully, including the section entitled "Risk Factors" and the financial statements and related notes to those financial statements included in this prospectus and the documents incorporated by reference in this prospectus.

Overview

        We are engaged, together with our subsidiaries, in the ownership, management and development of hotels, resorts and timeshare properties and the franchising of lodging properties. As of December 31, 2002, our system contained 2,084 properties, totaling over 337,000 rooms worldwide. Of such properties, we owned an interest in and operated 128 hotels, leased seven hotels, managed 201 hotels owned by others and franchised 1,721 hotels owned and operated by third parties. Also included in the number of properties in our system are 27 timeshare properties which we managed or franchised. All of these properties are located in the United States, with the exception of 12 hotels in which we own an interest and/or manage and 45 hotels which we franchise.

        Our hotel brands include Hilton, Hilton Garden Inn, Doubletree, Embassy Suites, Hampton, Homewood Suites by Hilton and Conrad. We develop and operate timeshare resorts through Hilton Grand Vacations Company and its related entities, which we wholly own. We are also engaged in various other activities related or incidental to the operation of hotels.

        Hilton was organized in the State of Delaware on May 29, 1946. Our principal executive offices are located at 9336 Civic Center Drive, Beverly Hills, California 90210, and our telephone number is (310) 278-4321.

The Offering

Issuer	Hilton Hotels Corporation, a Delaware corporation.
Notes	$575,000,000 aggregate principal amount of 3.375% convertible senior notes due 2023 (the "Notes").
Maturity	April 15, 2023, unless earlier redeemed, repurchased or converted.
Ranking	The Notes are our senior unsecured obligations and rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness.
Interest	3.375% per year on the principal amount, payable semi-annually in arrears on April 15 and October 15 of each year, beginning October 15, 2003.
Contingent interest	We will pay contingent interest to the holders of Notes during any six-month period from April 15 to October 14 and from October 15 to April 14, commencing with the six-month period beginning on April 15, 2008 if the average market price of a Note for the five trading days ending on the third trading day immediately preceding the first day of the relevant six-month period equals 120% or more of the principal amount of such Notes. The amount of contingent interest payable per Note in respect of any six-month period will equal 0.41% per annum.

Conversion rights	Holders may convert their Notes into shares of our common stock prior to stated maturity under the following circumstances:
• during any fiscal quarter (beginning with the third quarter of 2003), if the closing sale price of our common stock for at least 20 consecutive trading days in the 30 consecutive trading-day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the conversion price on that 30th trading day;
• during the five consecutive trading day period immediately following any 10 consecutive trading day period in which the market price per $1,000 principal amount of the Notes for each day of such period was less than 90% of the product of the sale price of our common stock on that day multiplied by the number of shares of our common stock issuable upon conversion of $1,000 principal amount of the Notes; or
• if we have called the Notes for redemption.
The Notes are convertible into our shares of common stock at an initial conversion price of $22.50 per share (which represents a conversion rate of approximately 44.4444 shares per $1,000 principal amount of Notes) under the conditions and subject to such adjustments as are described under "Description of the Notes—Conversion Rights" and "—Conversion Rate Adjustments."
Optional redemption	On or after April 15, 2008, we may redeem for cash all or part of the Notes at any time for a price equal to 100% of the principal amount of the Notes to be redeemed plus any accrued and unpaid interest, including contingent interest, if any, to, but not including, the redemption date. For more information about redemption of the Notes at our option, see "Description of the Notes—Optional Redemption by Us."
Repurchase of Notes at the option of holders	Each holder of the Notes may require us to repurchase all or a portion of that holder's Notes on April 15 of 2008, 2013 and 2018, at a repurchase price equal to the issue price of the Notes plus accrued and unpaid interest, including contingent interest, if any, to, but not including, the date of repurchase. We will pay the repurchase price for any Notes repurchased on April 15, 2008 in cash. We may choose to pay the repurchase price of any Notes repurchased on April 15, 2013 and April 15, 2018 in cash, shares of our common stock, or a combination of cash and shares of our common stock. For more information about the purchase of the Notes by us at the option of the holder, see "Description of the Notes—Repurchase of Notes at Option of the Holders—Optional Put."

Fundamental change	Upon a "fundamental change" (as defined under "Description of the Notes—Repurchase of Notes at the Option of Holders—Fundamental Change Put") prior to April 15, 2008, a holder may require us to repurchase all or a portion of that holder's Notes 30 days after notice to the holder of such fundamental change. We will pay a repurchase price equal to the issue price of such Notes, plus accrued and unpaid interest, including contingent interest, if any, to, but not including, the repurchase date. We may choose to pay the repurchase price in cash, stock of the surviving corporation, or a combination of cash and stock. For more information about the repurchase of the Notes at the option of the holder following a fundamental change, see "Description of the Notes—Repurchase of Notes at the Option of Holders—Fundamental Change Put").
Use of proceeds	The selling securityholders will receive all of the proceeds from the sale under this prospectus of the Notes or the common stock into which the Notes may be converted. We will not receive any of the proceeds from these sales.
DTC eligibility	The Notes are represented by permanent global certificates deposited with a custodian for, and registered in the name of, a nominee of the Depository Trust Company, or DTC, in New York, New York. Beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Except in limited circumstances, no such interest may be exchanged for certificated securities. See "Book-Entry Delivery and Settlement."
Listing and trading	The Notes issued in the private placements are eligible for trading on the PORTAL market. The Notes sold using this prospectus, however, will no longer be eligible for trading on the PORTAL market. We do not intend to list the Notes on any other national securities exchange or automated quotation system. Our common stock is listed on the NYSE and Pacific Stock Exchange under the symbol "HLT."
Risk factors	In analyzing an investment in the Notes offered by this prospectus, prospective investors should carefully consider, along with other matters referred to and incorporated by reference in this prospectus, the information set forth under "Risk Factors."

Certain United States federal income tax considerations	We and each holder of the Notes agree in the indenture, for United States federal income tax purposes, to treat the Notes as "contingent payment debt instruments" and to be bound by our application of the U.S. Treasury regulations that govern contingent payment debt instruments, including our determination that the rate at which interest will be deemed to accrue for United States federal income tax purposes will be 8.2% compounded semi-annually, which is the rate comparable to the rate at which we would borrow on a non-contingent, non-convertible borrowing with terms and conditions otherwise comparable to the Notes. Accordingly, each holder is required to accrue interest on a constant yield to maturity basis at that rate (subject to certain adjustments), with the result that a U.S. holder (as defined below under "Certain United States Federal Income Tax Considerations") will recognize taxable income significantly in excess of cash received while the Notes are outstanding. In addition, a U.S. holder will recognize ordinary income upon a sale, exchange, conversion, redemption or repurchase of the Note at a gain. In computing such gain, the amount realized by a U.S. holder will include, in the case of a conversion, the amount of cash and the fair market value of shares received. However, the proper United States federal income tax treatment of a holder of a Note is uncertain in various respects. If the agreed upon treatment was successfully challenged by the Internal Revenue Service, it might be determined that, among other differences, a holder should have accrued interest income at a lower rate, should not have recognized income or gain upon the conversion, and should not have recognized ordinary income upon a taxable disposition of its Notes. See "Certain United States Federal Income Tax Considerations."
HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE TAX TREATMENT OF THE NOTES AND WHETHER A PURCHASE OF THE NOTES IS ADVISABLE IN LIGHT OF THE AGREED UPON TAX TREATMENT AND THE INVESTOR'S PARTICULAR TAX SITUATION.

RISK FACTORS

        You should carefully consider and evaluate all of the information in or incorporated by reference in this prospectus, including the risk factors listed below. Any of these risks could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the market price of the Notes offered by this prospectus and the trading price of our common stock.

        Keep these risk factors in mind when you read forward-looking statements contained elsewhere or incorporated by reference in this prospectus. These statements relate to our expectations about future events and time periods. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "intends," "plans," "believes," "anticipates," "expects," "estimates," "predicts," "potential," "continue," or "opportunity," the negative of these words or words of similar import. Similarly, statements that describe our reserves and our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements. Forward-looking statements involve risks and uncertainties, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements.

Risks Related To Us And Our Business

We are subject to all of the operating risks common in the lodging and timeshare industries.

        Our results are significantly affected by occupancy and room rates achieved by hotels, our ability to manage costs, the relative mix of owned, leased, managed and franchised hotels, the number and pricing of timeshare interval sales and the change in the number of available hotel rooms through acquisition, development and disposition. Our results are also impacted by, among other things, the factors identified under "Forward-looking statements" in this prospectus. Any of these factors or conditions could adversely impact hotel room demand and pricing, which could limit our ability to pass through operating cost increases in the form of higher room rates. Additionally, our ability to manage costs could be adversely impacted by increases in energy, heathcare, insurance and other operating expenses, resulting in lower operating margins. Increases in transportation and fuel costs or sustained recessionary periods in the U.S. (affecting domestic travel) and internationally (affecting inbound travel from abroad) could also unfavorably impact future results.

Economic and political conditions may negatively impact our results.

        Our results in 2002 were adversely impacted by a slowly improving, but still fragile U.S. economy in the aftermath of the September 11, 2001 terrorist attacks, which impacted business travel and led to downward pressure on room rates. Results in 2002 were also adversely impacted by a charge related to mold remediation in certain areas of the Hilton Hawaiian Village. We anticipate that economic and political factors beyond our control will continue to create challenges for the lodging industry and for us in 2003. Soft economic conditions and the uncertain world political situation are expected to impact the recovery of independent business travel, placing continued pressure on room rates. Higher insurance costs and property taxes, coupled with this rate pressure, are expected to adversely affect margins.

We may have disputes with the owners of hotels we manage for others.

        We have the responsibility to manage each hotel at a level consistent with the standard set forth in the relevant management agreement. Such provisions vary in scope and may be subject to differing interpretations. In the ordinary course of business, we encounter disagreements with the owners of our managed hotels as to whether the duties in our management agreements have been satisfied. To the extent that such conflicts arise, we seek to resolve them by negotiation with the relevant parties. In the event that such resolution cannot be achieved, litigation may result in damages or other remedies against us. Such remedies could include termination of the right to manage the relevant property. No assurance can be given that we will be able to negotiate successfully or otherwise resolve such conflicts in each instance.

Risks Relating To Investment In The Notes

        The conditional conversion feature of the Notes could result in you receiving less than the value of the common stock into which a Note is convertible.

        The Notes are convertible into shares of our common stock only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your Notes, and you may not be able to receive the value of the common stock into which the Notes would otherwise be convertible.

        Our ability to repurchase the Notes with cash at your option or upon a fundamental change may be limited.

        Holders of the Notes may require us to repurchase all or a portion of their Notes for cash at specific times and upon the occurrence of specific circumstances involving a fundamental change of Hilton as described under "Description of the Notes—Repurchase at the Option of the Holders—Fundamental Change Put." We cannot assure you that, if required, we would have sufficient cash or other financial resources at that time or would be able to arrange financing to pay the repurchase price of the Notes in cash. Our ability to repurchase the Notes in that event may be limited by law, by the indenture, by the terms of other agreements relating to our senior debt and by indebtedness and agreements that we may enter into in the future which may replace, supplement or amend our existing or future debt. If a fundamental change occurs at a time when we are prohibited from repurchasing or redeeming the Notes, we could seek the consent of lenders to repurchase the Notes or could attempt to refinance the borrowings that contain this prohibition. If we do not obtain a consent or refinance these borrowings, we could remain prohibited from repurchasing the Notes. Our failure to repurchase the Notes would constitute an event of default under the indenture under which we will issue the Notes, which might constitute a default under the terms of our other indebtedness at that time.

        Changes in our credit ratings or the financial and credit markets could adversely affect the market price of the Notes.

        The market price of the Notes will be based on a number of factors, including:

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  our ratings with major credit rating agencies;

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  the prevailing interest rates being paid by companies similar to us;

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  the overall condition of the financial and credit markets;

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  prevailing interest rates and interest rate volatility;

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  the markets for similar securities;

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  our financial condition, results of operations and prospects;

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  the publication of earnings estimates or other research reports and speculation in the press or investment community;

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  the market price of our common stock;

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  changes in our industry and competition; and

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  general market and economic conditions.

        The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price of the Notes. In addition, credit rating agencies continually revise their ratings for companies that they follow, including us. The credit rating agencies also evaluate our industry as a whole and may change their credit rating for us based on their overall view of our industry. A negative change in our credit rating could have an adverse effect on the market price of the Notes.

        You are urged to consider the United States federal income tax consequences of owning the Notes and the shares of common stock issuable upon conversion of the Notes.

        We and each holder of Notes agree in the indenture to treat the Notes as indebtedness that is subject to U.S. Treasury regulations governing contingent payment debt instruments. The following discussion assumes that the Notes will be so treated, though we cannot assure you that the Internal Revenue Service will not assert that the Notes should be treated differently. Under the contingent payment debt regulations, a holder will be required to include amounts in income, as original issue discount, in advance of cash such holder receives on a Note, and to accrue interest on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a noncontingent, nonconvertible borrowing, even though the Note will have a significantly lower stated rate of interest. A U.S. holder will recognize taxable income significantly in excess of cash received while the Notes are outstanding. In addition, under the indenture, a U.S. holder will recognize ordinary income, if any, upon a sale, exchange, conversion, redemption or repurchase of the Notes at a gain. In computing such gain, the amount realized by a U.S. holder will include, in the case of a conversion, the amount of cash and the fair market value of shares received. Holders are urged to consult their own tax advisors as to the United States federal, state and other tax consequences of acquiring, owning and disposing of the Notes and the shares of common stock issuable upon conversion of the Notes. For more information, see "Certain United States Federal Income Tax Considerations."

        There may not be a liquid market for the Notes, and you may not be able to sell your Notes at attractive prices or at all.

        In April and May 2002, we issued the Notes to the initial purchasers in private placements. The Notes are eligible to trade in PORTAL, the Private Offering, Resale and Trading through Automated Linkages Market of the National Association of Securities Dealers, Inc., a screen-based automated market for trading securities for qualified institutional buyers. However, the Notes resold pursuant to this prospectus will no longer trade on the PORTAL market. As a result, there may be a limited market for the Notes. We do not intend to list the Notes on any national securities exchange or on the Nasdaq National Market.

        A public market may not develop for the Notes. Although the initial purchasers have advised us that they currently intend to make a market in the Notes, they are not obligated to do so and may discontinue their market-making activities at any time without notice, and their market making activity will be subject to limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended. We cannot assure you that any market for the Notes will develop or be sustained. If an active market is not developed or sustained, the market price and liquidity of the Notes may be adversely affected. As a result, we cannot assure you that you will be able to sell the Notes at attractive prices or at all.

Risks Associated With Investment In Our Common Stock

        Our stock price may experience substantial volatility, which may affect your ability to sell the stock at an advantageous price and could impact the market value of the Notes.

        The market price of our common stock has been and may continue to be volatile. For example, the market price of our common stock has fluctuated during the past twelve months between $9.56 per share and $14.91 per share and may continue to fluctuate. Therefore, especially if you have a short-term investment horizon, the volatility may affect your ability to sell our stock at an advantageous price. Additionally, this may result in greater volatility in the market price of the Notes than would be expected for nonconvertible debt securities. Market price fluctuations in our stock may be due to acquisitions, dispositions or other material public announcements, along with a variety of additional factors including, without limitation, those set forth under "Forward-Looking Statements."

        These and similar factors have had and could in the future have a significant impact on the market price of our common stock. In addition, the stock markets in general, including the New York Stock Exchange, recently have experienced extreme price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may adversely affect the market prices of the Notes and the common stock.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. These statements include statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

        The words "believes," "anticipates," "expects," "intends," "plans," "estimates," and "projects" and similar expressions are intended to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and financial performance and are subject to risks and uncertainties including, among other things,

  •
  factors identified under "Risk Factors" in this prospectus;

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  factors identified in our Form 10-K for the year ended December 31, 2002 under the captions "Operations—Development" and "—Territorial Restrictions," "Additional Information—Marketing," "—Business Risks," "—Competition," "—Environmental Matters" and "—Regulation and Licensing," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" which are incorporated by reference in this prospectus;

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  factors identified in our other filings with the SEC which are incorporated by reference in this prospectus;

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  the effects of regional, national and international economic conditions, including the magnitude and duration of the current economic downturn in the United States;

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  the effects of actual and threatened terrorist attacks and international conflicts and their impact on domestic and international travel, including the potentially marked decrease in travel in connection with military action in Iraq or elsewhere;

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  the impact of severe acute respiratory syndrome, or "SARS," on travel and the demand for hotel rooms and timeshare intervals;

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  supply and demand changes for hotel rooms and timeshare intervals;

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  competitive conditions in the lodging and timeshare industries and increases in room and timeshare capacity;

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  our ability to maintain positive relationships with franchisees and property owners and our ability to obtain new management contracts and franchise agreements;

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  increases in energy, healthcare, insurance, transportation and fuel costs and other expenses, including costs related to mold remediation;

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  our ability to obtain adequate property and liability insurance to protect against losses, including losses caused by acts of God, or to obtain insurance at reasonable rates;

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  the effect that internet reservation channels may have on the rates that we are able to charge for hotel rooms;

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  the financial condition of the airline industry and its impact on air travel;

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  the impact of government regulations, including land use, health, safety and environmental laws;

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  our ability to recover loans and other advances from property owners and franchisees;

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  the costs of litigation; and

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  capital market volatility and the availability of capital to finance growth;

which could cause actual results to differ materially from historical results or those anticipated. Although we believe the expectations reflected in these forward-looking statements are based upon reasonable assumptions, we cannot assure you that our expectations will be attained and caution you not to place undue reliance on such statements. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect current or future events or circumstances.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows the ratio of earnings to fixed charges for us for the periods indicated.

	Year Ended December 31,
Three Months Ended March 31, 2003
	2002	2001	2000	1999	1998
1.2x	1.8x	1.5x	1.9x	2.3x	3.2x

        These ratios have been calculated by dividing (1) income before income taxes and minority interest plus fixed charges, adjusted for capitalized interest, by (2) fixed charges. Fixed charges consist of interest incurred (expensed or capitalized) and the portion of rent expense which is deemed representative of interest.

USE OF PROCEEDS

        The net proceeds from the sale of the shares will be received by the selling securityholders of the Notes or the shares of common stock issuable upon conversion of the Notes. None of the proceeds from any sale by any selling securityholder will be received by us.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        Our common stock is listed and traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "HLT." The following table sets forth, for the periods indicated, the range of high and low sale prices for our common stock. On July 17, 2003 the last reported sale price for our common stock was $14.19 per share.

	Price Range
	Low	High
Year Ended 2001
First Quarter	$10.05	$12.63
Second Quarter	9.57	13.57
Third Quarter	6.15	13.39
Fourth Quarter	7.55	11.08
Year Ended 2002
First Quarter	10.87	14.69
Second Quarter	12.80	17.09
Third Quarter	9.80	14.15
Fourth Quarter	9.56	14.00
Year Ending 2003
First Quarter	10.38	13.48
Second Quarter	11.43	14.41
Third Quarter (through July 17, 2003)	12.64	14.91

        As of June 30, 2003, we had approximately 16,000 stockholders of record.

        We have declared a dividend of $.02 per share of common stock for each quarter in 2001 and 2002 and the first and second quarters of 2003. The payment of dividends by us is subject to the discretion of our board of directors and will depend on earnings, financial condition, capital requirements and other factors deemed relevant by our board of directors.

DESCRIPTION OF THE NOTES

        The Notes were issued by us under an indenture, dated as of April 22, 2003 between us and BNY Western Trust Company, as trustee. The Notes mature on April 15, 2023. Initially, BNY Western Trust Company also acts as paying agent, conversion agent, transfer agent, and bid solicitation agent for the Notes.

        The following description is only a summary of the material provisions of the Notes, the indenture and the resale registration rights agreement. We urge you to read these documents in their entirety because they, and not this description, define the rights of holders of the Notes. You may request copies of these documents from Investor Relations at our address set forth under the caption "Prospectus Summary."

        When we refer to "Hilton," "we," "our," or "us" in this section, we refer only to Hilton Hotels Corporation, a Delaware corporation, and not to its subsidiaries.

General

        The Notes to be offered by the selling securityholders pursuant to their prospectus:

  •
  are limited to $575,000,000 in aggregate principal amount;

  •
  bear interest at a per annum rate of 3.375%, payable semi-annually on each April 15 and October 15, beginning October 15, 2003;

  •
  accrue contingent interest, which may be payable as set forth below under "—Contingent Interest;"

  •
  are issued only in denominations of $1,000 principal amount and integral multiples thereof;

  •
  are senior unsecured obligations of Hilton and rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness and senior to any of our subordinated indebtedness; as indebtedness of Hilton, the Notes are effectively subordinated to all indebtedness and other liabilities of our subsidiaries;

  •
  are convertible into our shares of common stock at an initial conversion price of $22.50 per share (which represents a conversion rate of approximately 44.4444 shares per $1,000 principal amount of the Notes) under the conditions and subject to such adjustments as are described under "—Conversion Rights;"

  •
  are redeemable by us for cash, at our option in whole or in part, beginning on April 15, 2008 at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus any accrued and unpaid interest, including contingent interest, to, but not including, the redemption date as described under "—Optional Redemption by Us;"

  •
  are subject to repurchase by us at the option of the holders on April 15, 2008, April 15, 2013 and April 15, 2018, or upon a fundamental change (as defined below) of Hilton occurring prior to April 15, 2008, as described under "—Repurchase of Notes at the Option of Holders—Fundamental Change Put;" and

  •
  are due on April 15, 2023, unless earlier converted, redeemed by us at our option or repurchased by us at the option of the holders.

        The indenture does not contain any financial covenants and does not restrict us or our subsidiaries from paying dividends, incurring additional indebtedness or issuing or repurchasing our other securities. The indenture also does not protect the holders in the event of a highly leveraged transaction or a change of control of Hilton, except to the limited extent described under "—Repurchase of Notes at the Option of Holders—Fundamental Change Put" below.

        No sinking fund is provided for the Notes, and the Notes are not subject to defeasance. The Notes are issued only in registered form, without coupons, in denominations of $1,000 principal amount and integral multiples thereof.

        Holders may present definitive Notes for conversion, registration of transfer and exchange at our office or agency in New York City, which shall initially be the office of the trustee currently located at BNY Western Trust Company, Bank of New York Debt Processing Window, 101 Barclay Street, New York, New York 10286. For information regarding registration of transfer and exchange of global Notes, see "Book-Entry Delivery and Settlement." No service charge is required for any registration of transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Interest

        The Notes bear interest at a rate of 3.375% per annum from April 22, 2003. We also will pay contingent interest on the Notes in the circumstances described under "—Contingent Interest." We will pay interest semi-annually on April 15 and October 15 of each year beginning October 15, 2003, to the holders of record at the close of business on the preceding April 1 and October 1, respectively. There are two exceptions to the preceding sentence:

  •
  In general, we will not pay accrued interest on any Notes that are converted into shares of our common stock. See "—Conversion Rights." If a holder of Notes converts after a record date for an interest payment but prior to the corresponding interest payment date, the holder on the record date will receive on that interest payment date accrued interest on those Notes, notwithstanding the conversion of those Notes prior to that interest payment date, because that holder will have been the holder of record on the corresponding record date. However, at the time that the holder surrenders Notes for conversion, the holder must pay to us an amount equal to the interest that has accrued and that will be paid on the related interest payment date. The preceding sentence does not apply, however, to a holder that converts Notes that are called by us for redemption after a record date for an interest payment but prior to the corresponding interest payment date. Accordingly, if we elect to redeem Notes on a date that is after a record date for the payment of interest on Notes of any holder, and such holder chooses to convert those Notes, the holder will not be required to pay us, at the time that holder surrenders those Notes for conversion, the amount of interest it will receive on the interest payment date.

  •
  We will pay interest to a person other than the holder of record on the record date if we elect to redeem the Notes on a date that is after a record date but on or prior to the corresponding interest payment date. In this instance, we will pay accrued interest on the Notes being redeemed to, but not including, the redemption date to the same person to whom we will pay the principal of those Notes.

        Except as provided below, we will pay interest on:

  •
  the global note to DTC in immediately available funds; and

  •
  any definitive Notes by check mailed to the holders of those Notes.

        At maturity, interest on the definitive Notes will be payable at the office of the trustee as set forth above.

        Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Conversion Rights

  General

        Holders may convert any outstanding Notes into shares of our common stock, subject to the conditions described below, at an initial conversion price of $22.50 per share (which represents a conversion rate of approximately 44.4444 shares per $1,000 principal amount). The conversion rate is subject to adjustment as described below. We will not issue fractional shares of common stock upon conversion of the Notes. Instead, we will pay the cash value of such fractional shares based upon the sale price of our common stock on the business day immediately preceding the conversion date. Holders may convert Notes only in denominations of $1,000 principal amount and integral multiples thereof.

        Holders may surrender Notes for conversion into shares of our common stock prior to the stated maturity in the following circumstances:

  •
  during any fiscal quarter (beginning with the third quarter of 2003) if the sale price of our common stock for at least 20 consecutive trading days in the 30 consecutive trading-day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the conversion price on that 30th trading day;

  •
  during the five consecutive trading day period immediately following any ten consecutive trading day period in which the market price per $1,000 principal amount of Notes for each day of such period was less than 90% of the product of the sale price of our common stock on that day multiplied by the number of shares issuable upon conversion of $1,000 principal amount of the Notes; or

  •
  if we have called the Notes for redemption.

        As used herein, the "sale price" of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if there is more than one bid or ask price, the average of the average bid and the average ask prices) as reported in composite transactions for the principal U.S. securities exchange on which the common stock is traded or, if the common stock is not listed on a U.S. national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation system or by the National Quotation Bureau Incorporated. In the absence of such a quotation, the board of directors of Hilton will make a good faith determination of the sale price. If a holder exercises its right to require us to repurchase its Notes as described under "—Repurchase of Notes at the Option of Holders," such holder may convert its Notes into shares of our common stock only if it withdraws its applicable repurchase notice and converts its Notes prior to the close of business on the business day immediately preceding the repurchase date.

        The "market price" of a Note on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of Note obtained by the bid solicitation agent for $5,000,000 principal amount of Notes at approximately 4:00 p.m., New York City time, on such determination date from three unaffiliated securities dealers we select, which may include any of the initial purchasers, provided that if, at least three such bids cannot be reasonably obtained by the bid solicitation agent, but two bids are obtained, then the average of the two bids will be used, and if only one such bid can be reasonably obtained by the bid solicitation agent, this one bid will be used. If:

  •
  the bid solicitation agent, through the exercise of reasonable efforts, is unable to obtain at least one bid from a securities dealer, or

  •
  in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the Notes,

then the market price of the Notes will equal (1) the then-applicable conversion rate of the Notes multiplied by (2) the average sale price of our common stock on the five trading days ending on such determination date, appropriately adjusted. The bid solicitation agent shall not be required to determine the market price of the Notes unless requested in writing by us.

        The bid solicitation agent will initially be BNY Western Trust Company. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the Notes.

  Conversion Upon Satisfaction of Market Price Conditions

        A holder may surrender any of its Notes for conversion into shares of our common stock during any fiscal quarter (beginning with the third quarter of 2003) if the sale price of our common stock for at least 20 consecutive trading days in the 30 consecutive trading-day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the conversion price on that 30th trading day.

        A holder may surrender any of its Notes for conversion into shares of our common stock during the five consecutive trading day period immediately following any 10 consecutive trading day period in which the market price per $1,000 principal amount of the Notes for each day of such period was less than 90% of the product of the sale price of our common stock on that day multiplied by the number of shares issuable upon conversion of $1,000 principal amount of the Notes; provided, however, that if, on the date of any conversion pursuant to this 90% market price condition, the sale price of our common stock is greater than the conversion price, then a holder surrendering Notes for such conversion will receive, in lieu of a number of shares of our common stock based on the conversion price, cash or our common stock or a combination of both, at our sole option, with a value equal to the principal amount of such holder's Notes so surrendered as of the conversion date. Any shares of common stock delivered will be valued at the sale price of our common stock on the conversion date. If a holder surrenders its Notes for such conversion, we will notify such holder by the second trading day following the date of conversion whether we will pay such holder in cash, our common stock or a combination of cash and our common stock, and in what percentage. We will pay such holder any portion of the principal amount of such holder's Notes so surrendered to be paid in cash on the third trading day after the conversion date. With respect to any portion of the sum of the principal amount of such holder's Notes so surrendered to be paid in shares of our common stock, we will deliver the shares to such holder on the fourth trading day following the conversion date.

  Conversion Upon Notice of Redemption

        A holder may surrender for conversion any Notes we call for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if the Notes are not otherwise convertible at that time. If a holder already has delivered a repurchase notice with respect to a Note, however, the holder may not surrender that Note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Conversion Procedures

        By delivering to the holder the number of shares issuable upon conversion, together with a cash payment in lieu of any fractional shares, we will satisfy our obligation with respect to the Notes. That is, accrued interest will be deemed to be paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for any accrued interest or any contingent interest.

        If the holder converts after a record date for an interest payment but prior to the corresponding interest payment date, such holder will receive on the interest payment date interest accrued on those Notes, notwithstanding the conversion of Notes prior to the interest payment date, assuming the holder was the holder of record on the corresponding record date. However, each holder agrees, by accepting a Note, that if the holder surrenders any Notes for conversion during such period, such holder must pay us at the time such holder surrenders its Note for conversion an amount equal to the interest that has accrued and that will be paid on the Notes being converted on the interest payment date. The preceding sentence does not apply, however, to a holder that converts Notes that are called by us for redemption after a record date for an interest payment but prior to the corresponding interest payment date. Accordingly, if we elect to redeem Notes on a date that is after a record date for the payment of interest on Notes of any holder, and such holder chooses to convert those Notes, the holder will not be required to pay us, at the time that holder surrenders those Notes for conversion, the amount of interest it will receive on the interest payment date.

        Holders of the Notes are not required to pay any taxes or duties relating to the issuance or delivery of our common stock upon exercise of conversion rights, but they are required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the name of the holder of the Note. Certificates representing shares of our common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid. We and each holder of a Note also agree that delivery to the holder of the shares of common stock into which the Note is convertible, together with any cash payment, will be treated as a payment (in an amount equal to the sum of the then fair market value of such shares and such cash payment if any) on the Note for purposes of the regulations governing contingent payment debt instruments. See "Certain United States federal income tax considerations."

        To convert interests in a global note, the holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program. To convert a definitive note, the holder must:

  •
  complete and manually sign the conversion notice on the back of the note (or a facsimile thereof);

  •
  deliver the completed conversion notice and the note to be converted to the specified office of the conversion agent;

  •
  pay all funds required, if any, relating to interest, including contingent interest, on the note to be converted to which the holder is not entitled, as described in the second preceding paragraph and below in "—Contingent Interest;" and

  •
  pay all taxes or duties, if any, as described in the preceding paragraph.

        The conversion date will be the date on which all of the foregoing requirements have been satisfied. The Notes will be deemed to have been converted immediately prior to the close of business on the conversion date. Delivery of shares will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of Notes in book-entry form with DTC, which shares shall be delivered in accordance with DTC customary practices. A holder will not be entitled to any rights as a holder of our common stock, including, among other things, the right to vote and receive dividends and notices of stockholder meetings, until the conversion is effective.

        If a holder exercises its right to require us to repurchase its Notes as described under "—Repurchase of Notes at the Option of Holders," such holder may convert its Notes as provided above only if it withdraws its applicable repurchase notice and converts its Notes prior to the close of business on the business day immediately preceding the applicable repurchase date.

        If we:

  •
  reclassify our common stock into other another class of stock (other than changes resulting from a subdivision or a combination); or

  •
  consolidate or combine with or merge into any person or sell or convey to another person all or substantially all of our property and assets,

and the holders of all of our common stock receive cash, securities or other property (including cash or any combination thereof) with respect to or in exchange for all of their common stock), then at the effective time of the transaction, the right to convert a Note into our common stock will be changed into a right to convert a Note into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted such Notes immediately prior to the transaction. If the transaction occurs prior to April 15, 2008 and also constitutes a "fundamental change," as defined below, the holder can require us to repurchase all or a portion of its Notes as described under "—Repurchase of Notes at the Option of Holders—Fundamental Change Put."

Conversion Rate Adjustments

        We will adjust the conversion rate if any of the following events occur:

(1)
we issue common stock as a dividend or distribution on our common stock to all holders of our common stock;

(2)
we issue to all holders of our common stock rights or warrants to purchase our common stock or securities convertible into or exchangeable or exercisable for our common stock, which rights or warrants are exercisable for not more than 60 days, at less than the sale price of our common stock on the trading day immediately preceding the time of announcement of such issuance;

(3)
we subdivide or combine our common stock;

(4)
we distribute to all holders of our common stock shares of our capital stock, evidences of our indebtedness or non-cash assets, including securities, but excluding:

•
rights or warrants listed in (2) above;

•
dividends or distributions listed in (1) above; and

•
any dividends or distributions paid exclusively in cash; and

(5)
we make distributions consisting exclusively of cash to all holders of our common stock to the extent that those distributions, combined with:

•
all other such distributions made exclusively in cash within the preceding 12 months for which no adjustment has been made, plus

•
any cash and the fair market value of other consideration paid in any tender offers by us or any of our subsidiaries for our common stock expiring with the preceding 12 months for which no adjustment has been made exceeds 15% of our market capitalization on the record date for that distribution; our "market capitalization," as of any date, is the product of the sale price of our common stock on such date times the number of shares of our common stock then outstanding.

        To the extent that we have a rights plan in effect upon conversion of the Notes into common stock, the holder will receive, in addition to the common stock, the rights under the rights plan whether or not the rights have separated from the common stock at the time of conversion, subject to limited exceptions, and no adjustments to the conversion rate will be made, except in limited circumstances.

        We will not make any adjustment to the conversion rate if holders of Notes may participate in the transactions described above.

        To the extent permitted by law, we may, from time to time, increase the conversion rate for a period of at least 20 days if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. We would give holders at least 15 days notice of any increase in the conversion rate. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock distribution.

        We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate. Except as described above in this section, we will not adjust the conversion rate.

Contingent Interest

        Subject to the accrual and record date provisions described below, we will pay contingent interest to the holders of Notes during any six-month period from April 15 to October 14 and from October 15 to April 14, commencing with the six-month period beginning on April 15, 2008 if the average market price of a Note (as described under "—Conversion Rights—General") for the five trading days ending on the third trading day immediately preceding the first day of the relevant six-month period equals 120% or more of the principal amount of the Note.

        The amount of contingent interest payable per Note in respect of any six-month period will equal 0.41% per annum.

        We will pay contingent interest, if any, in the same manner as we will pay interest described above under "—Interest" and your obligations in respect of the payment of contingent interest in connection with the conversion of any Notes will also be the same as described above under "—Interest."

        Upon determination that holders of Notes will be entitled to receive contingent interest which may become payable during a relevant six-month period, on or prior to the start of such six-month period, we will provide notice to the trustee setting forth the amount of contingent interest per $1,000 principal amount of Notes and disseminate a press release through a public medium that is customary for such press releases.

        Under the indenture governing the Notes, we and each holder of the Notes agree, for United States federal income tax purposes, to treat the Notes as indebtedness that is subject to Treasury regulations governing contingent payment debt instruments.

Payment At Maturity

        Each holder of $1,000 principal amount of the Notes shall be entitled to receive $1,000, and accrued and unpaid interest, including contingent interest, if any, at maturity.

Optional Redemption By Us

        Prior to April 15, 2008, the Notes will not be redeemable at our option. Beginning on April 15, 2008, we may redeem the Notes for cash at any time as a whole, or from time to time in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, including contingent interest, if any, to, but not including, the redemption date.

        We will give at least 30 days but not more than 60 days notice of redemption by mail to holders of Notes. Notes or portions of Notes called for redemption are convertible by the holder until the close of business on the second business day prior to the redemption date.

        If we do not redeem all of the Notes, the trustee will select the Notes to be redeemed in principal amounts of $1,000 or integral multiples thereof, by lot or on a pro rata basis. If any Notes are to be redeemed in part only, we will issue a new Note or Notes with a principal amount equal to the unredeemed principal portion thereof. If a portion of a holder's Notes is selected for partial redemption and the holder converts a portion of its Notes, the converted portion will be deemed to be taken from the portion selected for redemption.

        If the holder converts after a record date for an interest payment but prior to the corresponding interest payment date, such holder will receive on the interest payment date interest accrued on those Notes, notwithstanding the conversion of Notes prior to the interest payment date, assuming the holder was the holder of record on the corresponding record date. However, each holder agrees, by accepting a Note, that if the holder surrenders any Notes for conversion during such period, such holder must pay us at the time such holder surrenders its Note for conversion an amount equal to the interest that has accrued and that will be paid on the Notes being converted on the interest payment date. The preceding sentence does not apply, however, to a holder that converts Notes that are called by us for redemption after a record date for an interest payment but prior to the corresponding interest payment date. Accordingly, if we elect to redeem Notes on a date that is after a record date for the payment of interest on Notes of any holder, and such holder chooses to convert those Notes, the holder will not be required to pay us, at the time that holder surrenders those Notes for conversion, the amount of interest it will receive on the interest payment date.

Repurchase of Notes at the Option of Holders

  Optional Put

        On each of April 15, 2008, April 15, 2013 and April 15, 2018, a holder may require us to repurchase any outstanding Notes for which the holder has properly delivered and not withdrawn a written repurchase notice, subject to certain additional conditions, at a purchase price equal to 100% of the principal amount of those Notes plus accrued and unpaid interest, including contingent interest, if any, to, but not including, the repurchase date. Holders may submit their Notes for repurchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the business day immediately preceding the repurchase date.

        We will pay the repurchase price for any Notes submitted for repurchase by us on April 15, 2008 in cash. At our sole option, we may elect to pay the repurchase price for any Notes submitted for repurchase by us on April 15, 2013 and April 15, 2018 in cash, in shares of our common stock or a combination of shares of our common stock and cash. The number of shares of our common stock a holder will receive will equal the relevant amount of the purchase price divided by the average of the sale price of our common stock for the 20 trading days immediately preceding and including the third business day immediately preceding the repurchase date. However, we may not pay the purchase price in shares of our common stock or a combination of shares of our common stock and cash, unless we satisfy certain conditions prior to the repurchase date as provided in the indenture, including:

  •
  registration of the shares of our common stock to be issued upon repurchase under the Securities Act and the Exchange Act, if required;

  •
  qualification of the shares of our common stock to be issued upon repurchase under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

  •
  listing of our common stock on a U.S. national securities exchange or quotation thereof in an inter-dealer quotation system of any registered U.S. national securities association.

        We are required to give notice at least 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law stating, among other things, the procedures that holders must follow to require us to repurchase their Notes as described below and with respect to Notes submitted for repurchase by us on April 15, 2013 and April 15, 2018, whether the purchase price will be paid in cash or shares of our common stock, or a combination with a portion payable in cash or shares of our common stock. Because the sale price of our common stock will be determined prior to the applicable repurchase date, holders of Notes bear the market risk that our common stock will decline in value between the date the sale price is calculated and the repurchase date.

        The repurchase notice given by each holder electing to require us to repurchase Notes shall be given so as to be received by the paying agent no later than the close of business on the business day immediately preceding the repurchase date and must state:

  •
  if certificated, the certificate numbers of the holders' Notes to be delivered for repurchase;

  •
  the portion of the principal amount of Notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

  •
  that the Notes are to be repurchased by us pursuant to the applicable provisions of the Notes and the indenture.

        If Notes are not in certificated form, your repurchase notice must comply with appropriate DTC procedures.

        A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal shall state:

  •
  the principal amount of Notes being withdrawn;

  •
  if certificated, the certificate numbers of the Notes being withdrawn; and

  •
  the principal amount, if any, of the Notes that remain subject to the repurchase notice.

        If Notes are not in certificated form, your repurchase notice must comply with appropriate DTC procedures.

        In connection with any repurchase, we will, to the extent applicable:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

  •
  file Schedule TO or any other required schedule under the Exchange Act.

        Our obligation to pay the purchase price for Notes for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the Notes, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the purchase price for the Notes to be paid promptly following the later of the repurchase date or the time of delivery of the Notes, together with such endorsements.

        If the paying agent holds money or shares of our common stock, as applicable, sufficient to pay the purchase price of the Notes for which a repurchase notice has been given on the business day immediately following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the Notes will cease to be outstanding and interest, including contingent interest, if any, on the Notes will cease to accrue, whether or not the Notes are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the Notes.

        Our ability to repurchase Notes for cash may be limited by restrictions on the ability of Hilton to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the purchase price in cash for all the Notes that might be delivered by holders of Notes seeking to exercise the repurchase right. See "Risk Factors—Our ability to repurchase the Notes with cash at your option or upon a fundamental change may be limited."

  Fundamental Change Put

        If a fundamental change, as described below, occurs at any time prior to April 15, 2008, each holder will have the right to require us to repurchase all of its Notes not previously called for redemption, or any portion of those Notes that is equal to $1,000 in principal amount or integral multiples thereof, at a purchase price equal to 100% of the principal amount of all Notes it requires us to repurchase, plus accrued and unpaid interest, including contingent interest, if any, on those Notes to, but not including, the repurchase date. Notwithstanding the foregoing, we may be required to offer to repurchase any of our other senior debt on a pro rata basis with the Notes, upon a fundamental change, if similar repurchase offers are or will be required by our other senior debt upon such an event. If a fundamental change occurs on or after April 15, 2008, no holder will have the right to require us to purchase any Notes, except as described under "—Repurchase of Notes at the Option of Holders—Optional Put."

        A "fundamental change" is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration (excluding cash payments for fractional shares) which is not all or substantially all common stock that:

  •
  is listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange, or is approved, or

  •
  immediately after the transaction or event will be approved, for quotation on the NASDAQ National Market or any similar United States system of automated dissemination of quotations of securities prices.

        Instead of paying the purchase price in cash, we may elect, at our sole option, to pay the purchase price in shares of our common stock or, if we are not the surviving corporation following the occurrence of the fundamental change, common stock, ordinary shares or American Depositary Shares of the surviving corporation or its direct or indirect parent corporation or a combination of the applicable securities and cash. The number of shares of the applicable common stock or securities a holder will receive will equal the relevant amount of the purchase price divided by the average of the sale prices of the applicable common stock or securities for the 20 trading days immediately preceding and including the third business day immediately preceding the repurchase date. However, we may not pay the purchase price in the applicable common stock or securities or a combination of the applicable common stock or securities and cash, unless we satisfy certain conditions prior to the repurchase date as provided in the indenture, including:

  •
  registration of the shares of the applicable common stock or securities to be issued upon repurchase under the Securities Act and the Exchange Act, if required; and

  •
  qualification of the shares of the applicable common stock or securities to be issued upon repurchase under applicable state securities laws, if necessary, or the availability of an exemption therefrom.

        Within 30 days after the occurrence of a fundamental change for which a repurchase right may be exercised, we are required to give each holder notice of the occurrence of the fundamental change and of its resulting repurchase right and whether the purchase price will be paid in cash, the applicable common stock or securities, or a combination with a portion payable in cash and the applicable common stock or securities. The repurchase date will be within 30 days after the date on which we give notice of a fundamental change. To exercise the repurchase right, the holder must deliver prior to the close of business on the business day immediately preceding the repurchase date, written notice to the paying agent of its exercise of its repurchase right and such repurchase notice must state:

  •
  if certificated, the certificate numbers of the holders' Notes to be delivered for repurchase;

  •
  the portion of the principal amount of Notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

  •
  that the Notes are to be repurchased by us pursuant to the applicable provisions of the Notes and the indenture.

        If Notes are not in certificated form, your repurchase notice must comply with appropriate DTC procedures.

        A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal shall state:

  •
  the principal amount of Notes being withdrawn;

  •
  if certificated, the certificate numbers of the Notes being withdrawn; and

  •
  the principal amount, if any, of the Notes that remain subject to the repurchase notice.

        If Notes are not in certificated form, your repurchase notice must comply with appropriate DTC procedures.

        In connection with any repurchase, we will, to the extent applicable:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

  •
  file Schedule TO or any other required schedule under the Exchange Act.

        Our obligation to pay the purchase price for Notes for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the Notes, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the purchase price for the Notes to be paid promptly following the later of the repurchase date or the time of delivery of the Notes, together with such endorsements. Because the sale price of the applicable common stock or securities is determined prior to the applicable repurchase date, holders of Notes bear the market risk that the applicable common stock or securities will decline in value between the date the sale price is calculated and the repurchase date.

        If the paying agent holds money or shares of our common stock sufficient to pay the purchase price of the Notes which holders have elected to require us to repurchase on the business day following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, those Notes will cease to be outstanding and interest, including contingent interest, if any, on the Notes will cease to accrue, whether or not the Notes are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the Notes.

        The foregoing provisions would not necessarily protect holders of the Notes if highly leveraged or other transactions involving us occur. We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change with respect to the fundamental change purchase feature of the Notes but that would increase the amount of our (or our subsidiaries') outstanding indebtedness.

        Our ability to repurchase Notes for cash upon the occurrence of a fundamental change is subject to important limitations. Our ability to repurchase the Notes for cash may be limited by restrictions on the ability of Hilton to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. In addition, the occurrence of a fundamental change could cause an event of default under, or be prohibited or limited by, the terms of our other senior debt. Consequently it is possible that we would not have the financial resources, or would not be able to arrange financing, to pay the purchase price in cash for all the Notes that might be delivered by holders of Notes seeking to exercise the repurchase right. See "Risk Factors—Our ability to repurchase the Notes with cash at your option or upon a fundamental change may be limited."

        The fundamental change purchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover of our company. The fundamental change purchase feature, however, is not the result of our knowledge of any specific effort:

  •
  to accumulate shares of our common stock;

  •
  to obtain control of us by means of a merger, tender offer solicitation or otherwise; or

  •
  by management to adopt a series of anti-takeover provisions.

        Instead, the fundamental change purchase feature is a standard term contained in securities similar to the Notes.

Events of Default

        Each of the following constitutes an event of default with respect to the Notes:

  •
  default in the payment when due of any principal of any of the Notes at maturity, upon redemption or exercise of a repurchase right;

  •
  default in payment of any interest when due (including contingent interest, if any) under the Notes, which default continues for 30 days;

  •
  default in our obligation to satisfy our conversion obligation upon exercise of a holder's conversion right, unless such default is cured within five days after written notice of default is given to us by the trustee or the holder of such Note;

  •
  our failure to comply with any of our other agreements in the Notes or the indenture upon our receipt of notice to us of such default from the trustee or to us and the trustee from holders of not less than 25% in aggregate principal amount at maturity of the Notes, and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

  •
  the acceleration of the maturity of any indebtedness of Hilton (other than "non-recourse indebtedness" (as defined below)), at any one time, in an amount in excess of the greater of (i) $25.0 million and (ii) 5% of "consolidated net tangible assets" (as defined below), unless such acceleration is rescinded or annulled within a period of 30 days after written notice to Hilton by the trustee or to Hilton and the trustee by the holders of at least 25% in aggregate principal of the Notes; and

  •
  certain events of bankruptcy, insolvency or reorganization affecting us or any or our "significant subsidiaries".

    As used herein,

  •
  "non-recourse indebtedness" means indebtedness the terms of which provide that the lender's claim for repayment of such indebtedness is limited solely to a claim against the property which secures such indebtedness;

  •
  "consolidated net tangible assets" means the total amount of assets (including investments in "joint ventures" (as defined below)) of Hilton and its subsidiaries (less applicable depreciation, amortization and other valuation reserves) after deducting therefrom (a) all current liabilities of Hilton and its subsidiaries (excluding (i) the current portion of long-term indebtedness, (ii) intercompany liabilities and (iii) any liabilities which are by their terms renewable or extendible at the option of the obligor thereon to a time more than 12 months from the time as which the amount thereof is being computed) and (b) all goodwill, tradenames, trademarks, patents, unamortized debt discount and other like intangibles, all as set forth on the most recent consolidated balance sheet of Hilton and computed in accordance with generally accepted accounting principles;

  •
  "joint venture" means any partnership, corporation or other entity, in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interest is owned, directly or indirectly, by Hilton and/or one or more "Subsidiaries" (as defined below);

  •
  "Subsidiary" means any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation is, at the time, directly or indirectly, owned by Hilton or by one or more Subsidiaries thereof, or by Hilton and one or more Subsidiaries; and

  •
  "significant subsidiary" shall have the meaning set forth in Rule 1-02(w) of Regulation S-X.

        If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the Notes then outstanding may declare the principal amount of the Notes then outstanding plus any interest (including contingent interest) on the Notes accrued and unpaid through the date of such declaration to be immediately due and payable. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the Notes then outstanding may, under certain circumstances, rescind and annul such acceleration. In the case of certain events of bankruptcy or insolvency, the principal amount of the Notes then outstanding together with any accrued and unpaid cash interest (including contingent interest) through the occurrence of such event shall automatically become and be immediately due and payable.

Mergers and Sales of Assets

        The indenture provides that we may not consolidate or merge with or into, or sell, assign, convey, transfer or lease our properties and assets substantially in their entirety (computed on a consolidated basis) to, another corporation, person or entity unless (i) either (a) in the case of a merger or consolidation, we are the surviving person or (b) the successor or transferee is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes, by supplemental indenture, all of our obligations under the Notes and the indenture, and (ii) immediately after such transaction, no default or event of default shall exist.

Modification and Waiver

        We and the trustee may modify or amend the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the written consent or the affirmative vote of the holder of each Note affected thereby:

  •
  change the stated maturity of the principal of, or any premium due on, or any installment of interest, including contingent interest, if any, on or with respect to the Notes;

  •
  reduce the principal amount of, repurchase price or redemption price of or interest on any Note;

  •
  adversely affect the right of holders to convert or require us to repurchase any of the Notes;

  •
  alter the manner of calculation or rate of accrual of contingent interest on any Note;

  •
  impair the right to institute suit for the enforcement of any repurchase of, payment on or with respect to, or conversion of any Note, including any payment on or after the stated maturity of the Notes, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder, on or after the repayment date;

  •
  modify the optional redemption provisions in a manner that adversely affects the holders;

  •
  change the place of payment or the coin or currency in which the principal of or any premium or interest with respect to the Notes is payable;

  •
  reduce the percentage in principal amount of the outstanding Notes, the consent of whose holders is required in order to take specific actions including, but not limited to, the waiver of past defaults; or modify any of the above provisions.

        We and the trustee may modify or amend the indenture and the Notes without the consent of any holder in order to, among other things:

  •
  provide for our successor pursuant to a consolidation, merger or sale of assets;

  •
  add to our covenants for the benefit of the holders of all or any of the Notes or to surrender any right or power conferred upon us by the indenture;

  •
  provide for a successor trustee with respect to the Notes;

  •
  cure any ambiguity or correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the indenture which, in each case, will not adversely affect the interests of the holders of the Notes;

  •
  add any additional events of default with respect to all or any of the Notes;

  •
  secure the Notes;

  •
  increase the conversion rate or reduce the conversion price, provided that the increase or reduction, as the case may be, is in accordance with the terms of the indenture or will not adversely affect the interests of the holders of the Notes;

  •
  supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the discharge of the Notes, provided that such change or modification does not adversely affect the interests of the holders of the Notes in any material respect;

  •
  make any changes or modifications necessary in connection with the registration of the Notes under the Securities Act as contemplated in the registration rights agreement; provided that such change or modification does not adversely affect the interests of the holder of the Notes in any material respect; or

  •
  add or modify any other provisions with respect to matters or questions arising under the indenture which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of Notes in any material respect.

        The holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the holders of all of the Notes, waive any past default and its consequences under the indenture, except a default (1) in the payment of the principal of or any premium or interest on or with respect to the Notes or (2) in respect of a covenant or provision that cannot be modified without the consent of the holder of each Note affected thereby.

Calculations in Respect of the Notes

        We or our agents will be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determination of the market price of the Notes and our common stock, and amounts of contingent interest payments, if any, on the Notes, and the projected payment schedule. See "Certain United States federal income tax considerations." We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of Notes. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

The Trustee, Paying Agent, Transfer Agent and Bid Solicitation Agent

        BNY Western Trust Company is the trustee under the indenture. The trustee and its affiliates also perform and may in the future perform certain banking and other services for us in the ordinary course of their business. The trustee will be the paying agent, conversion agent, transfer agent and bid solicitation agent for the Notes.

BOOK-ENTRY DELIVERY AND SETTLEMENT

        We issued the Notes in the form of permanent global Notes in definitive, fully registered, book-entry form. The global Notes were deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

    DTC has advised us as follows:

  •
  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

  •
  DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates.

  •
  Direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations.

  •
  DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

  •
  Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

  •
  The rules applicable to DTC and its participants are on file with the SEC.

        We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by them from time to time. Neither Hilton nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

    We expect that under procedures established by DTC:

  •
  Upon deposit of the global Notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the initial purchasers with portions of the principal amounts of the global Notes.

  •
  Ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

        The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in Notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

        So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the Notes represented by that global note for all purposes under the indenture and under the Notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have Notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered the owners or holders thereof under the indenture or under the Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of Notes under the indenture or the global Notes.

        Notes represented by a global security will be exchangeable for registered certificated securities with the same terms only if: (1) DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days; (2) we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or (3) a default under the indenture occurs and is continuing.

        Neither Hilton nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the Notes.

        Payments on the Notes represented by the global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the Notes represented by a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

        Payments on the Notes represented by the global note will be made in immediately available funds. Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds.

DESCRIPTION OF CAPITAL STOCK

        As of June 30, 2003, we were authorized to issue 500 million shares of common stock, $2.50 par value, of which 385 million shares were issued, including eight million treasury shares.

        Our Board of Directors has approved the repurchase of up to 20 million shares of our common stock pursuant to a stock repurchase program. The timing of stock purchases are made at the discretion of management. There were no shares repurchased during 2000, 2001 or 2002. As of June 30, 2003, 9.3 million shares remained authorized for repurchase under this authority.

        We have a Preferred Share Purchase Rights Plan under which a right is attached to each share of its common stock. The rights may only be exercisable under certain circumstances involving actual or potential acquisitions of 20% or more of its common stock by certain people or groups. Depending on the circumstances, if the rights become exercisable, the holder may be entitled to purchase units of our junior participating preferred stock, shares of our common stock or shares of common stock of the acquiror. The rights remain in existence until November 2009 unless they are terminated, exercised or redeemed.

        The following summary does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of Delaware law and our Restated Certificate of Incorporation, as amended.

Common Stock

        Holders of shares of common stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive ratably such dividends as may be declared on the common stock by the Board of Directors in its discretion from funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, after payment of all debts and other liabilities and any liquidation preference of the holders of any preferred stock, each holder of shares of common stock is entitled to receive, ratably with each other holder of common stock, $2.50 per share out of the net assets of the Company available for distribution to its stockholders, and after such payment, holders of shares of common stock are entitled to share ratably in all of our remaining assets of the Company available for distribution. Holders of common stock have no subscription, redemption, conversion or preemptive rights. The outstanding shares of common stock are, and any shares of common stock offered hereby will be, when issued, fully paid and nonassessable.

Preferred Stock Rights Agreement

        On November 29, 1999, we adopted a new preferred share purchase rights plan (the "Rights Plan") and declared a dividend distribution of one preferred share purchase right (a "Right") on each outstanding share of our common stock. The new Rights Plan replaced our prior rights plan which had been originally adopted in 1988 and readopted in 1998 prior to its expiration. We have entered into a Rights Agreement, dated as of November 29, 1999, which was amended as of February 15, 2001 to provide for the substitution of The Bank of New York as Rights Agent (as amended, the "Rights Agreement"). The Rights are transferred only with the common stock, unless and until they become exercisable. The Rights will expire on November 29, 2009, subject to our right to extend, unless earlier redeemed or exchanged by us or terminated.

        Generally, the Rights become exercisable only if a person or group (other than Hilton Interests, as defined below):

  (i)
  acquires beneficial ownership of 20% or more of the common stock (such person or group, an "Acquiring Person") or

  (ii)
  announces a tender offer, the consummation of which would result in ownership by a person or group of 20% or more of the common stock.

        When exercisable, each Right entitles a shareholder to purchase from us one one-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $80, subject to adjustment (the "Purchase Price").

        After a person becomes an Acquiring Person, each holder of a Right (other than Rights owned by the Acquiring Person) will have the right to receive, upon exercise of such Right, a number of shares of common stock having a market value equal to two times the then current Purchase Price of the Right. After a person becomes an Acquiring Person, if we engage in certain mergers or transfers of assets, each holder of a Right (other than Rights owned by the Acquiring Person) will have the right to receive upon exercise, at the Right's exercise price, a number of the acquiring company's common shares having a market value of twice the Right's Purchase Price.

        Once a person becomes an Acquiring Person, but prior to their acquisition of 50% or more of the outstanding common stock, our Board of Directors may cause us to exchange the Rights (other than Rights owned by an Acquiring Person), in whole or in part, for shares of common stock at an exchange ratio based on the value of the common stock at that time, subject to adjustment.

        Prior to a person or group becoming an Acquiring Person, the Rights are redeemable for $.001 per Right at the option of our Board of Directors.

        "Hilton Interests" refer to Barron Hilton and the Conrad N. Hilton Fund and the shares of common stock beneficially owned by them.

Delaware Anti-Takeover Law

        Section 203 of the Delaware General Corporation Law prohibits certain business combination transactions between a Delaware corporation and any "interested stockholder" owning 15% or more of the corporation's outstanding voting stock for a period of three years after the date on which the stockholder became an interest stockholder, unless:

  •
  the board of directors approves, prior to the date, either the proposed business combination or the proposed acquisition of stock which resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction in which the stockholder becomes an interested stockholder, the interested stockholder owned at least 85% of those shares of the voting stock of the corporation which are not held by the directors, officers or certain employee stock plans; or

  •
  on or subsequent to the date on which the stockholder became an interested stockholder, the business combination with the interested stockholder is approved by the board of directors and also approved at a stockholder's meeting by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation's voting stock other than shares held by the interested stockholder.

        Under Delaware law, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interest stockholder.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is The Bank of New York.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain material United States federal income tax considerations relating to the purchase, ownership and disposition of the Notes and common stock into which the Notes are convertible, but is not a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service ("IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

        This summary is limited to holders who hold the Notes and the common stock into which such Notes are convertible as capital assets. This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

  •
  banks, insurance companies or other financial institutions;

  •
  persons subject to the United States federal estate, gift or alternative minimum tax arising from the purchase, ownership or disposition of the Notes;

  •
  tax-exempt organizations;

  •
  dealers in securities or currencies;

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  foreign persons or entities (except to the extent specifically set forth below);

  •
  persons that own, or are deemed to own, (a) Notes with a fair market value greater than either (i) 5% of the stock of our Company or (ii) 5% of the total fair market value of all Notes, or (b) stock with a fair market value greater than 5% of the stock of our Company (except to the extent specifically set forth below);

  •
  certain former citizens or long-term residents of the United States;

  •
  U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

  •
  persons who hold the Notes as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction; or

  •
  persons deemed to sell the Notes or common stock under the constructive sale provisions of the Code.

        In addition, if a holder is an entity treated as a partnership for United States federal income tax purposes, the tax treatment of each partner of such partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder that is a partnership, and partners in such partnerships, should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of the Notes and common stock.

        THIS SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS

WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES AND COMMON STOCK ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Classification Of The Notes

        Under the indenture governing the Notes, we and each holder of the Notes agreed, for United States federal income tax purposes, to treat the Notes as indebtedness that is subject to the Treasury regulations governing contingent payment debt instruments (the "Contingent Debt Regulations") in the manner described below. The remainder of this discussion assumes that the Notes will be so treated and does not address any possible differing treatment of the Notes. The IRS has issued a revenue ruling with respect to instruments similar to the Notes, and this ruling supports certain aspects of the treatment described below. However, the application of the Contingent Debt Regulations to instruments such as the Notes remains uncertain in several other respects, and no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the Notes. In particular, a holder might be required to accrue original issue discount at a lower rate, might not recognize income, gain or loss upon conversion of the Notes to common stock, and might recognize capital gain or loss upon a taxable disposition of the Notes. Holders are urged to consult their tax advisors concerning the tax treatment of holding the Notes.

Consequences To U.S. Holders

        The following is a summary of certain material United States federal income tax consequences that will apply to you if you are a U.S. holder of the Notes or the common stock. Certain consequences to "non-U.S. holders" of the Notes or common stock are described under "—Consequences to Non-U.S. Holders" below. The term "U.S. holder" means a beneficial owner of a Note or common stock who or that is:

  •
  an individual citizen or resident of the United States;

  •
  a corporation or other entity taxable as a corporation for United States federal income tax purposes, or a partnership or other entity taxable as a partnership for United States federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. Certain trusts in existence on August 20, 1996, and treated as a United States person prior to such date, may also be treated as U.S. holders.

  Accrual of Interest

        Under the Contingent Debt Regulations, actual cash payments on the Notes, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of the Contingent Debt Regulations will be to:

  •
  require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the Notes;

  •
  require you to accrue and include in taxable income each year original issue discount at the comparable yield (as described below) which will be substantially in excess of stated interest payments actually received by you;

  •
  and generally result in ordinary income rather than capital treatment of any gain, and to some extent loss, on the sale, exchange, repurchase or redemption of the Notes.

        Subject to the adjustments described below under "—Adjustments to Interest Accruals on the Notes" if you purchase the Notes for a price other than the adjusted issue price (as defined below), you will be required to accrue an amount of ordinary interest income as original issue discount for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the Notes, that equals:

  •
  the product of (i) the adjusted issue price of the Notes as of the beginning of the accrual period and (ii) the comparable yield to maturity (as defined below) of the Notes, adjusted for the length of the accrual period;

  •
  divided by the number of days in the accrual period; and

  •
  multiplied by the number of days during the accrual period that you held the Notes.

        The issue price of a Note will be the first price at which a substantial amount of the Notes is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a Note will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below, and decreased by the projected amounts of any payments previously made with respect to the Notes.

        Under the Contingent Debt Regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the Notes. We have determined the comparable yield of the Notes based on the rate, as of the initial issue date, at which we would issue a fixed rate nonconvertible debt instrument with no contingent payments but with terms and conditions similar to the Notes. Accordingly, we have determined that the comparable yield is an annual rate of 8.2%, compounded semi-annually.

        We are required to furnish to you the comparable yield and, solely for United States federal income tax purposes, a projected payment schedule that includes the actual interest payments, if any, on the Notes and estimates of the amount and timing of contingent interest payments and payment upon maturity on the Notes taking into account the fair market value of the common stock that might be paid upon a conversion of the Notes. You may obtain the projected payment schedule by submitting a written request for it to us at the address set forth under the heading "Incorporation by Reference" in this prospectus. By purchasing the Notes, you agree in the indenture to be bound by our determination of the comparable yield and projected payment schedule. For United States federal income tax purposes, you must use the comparable yield and the schedule of projected payments in determining your original issue discount accruals, and the adjustments thereto described below, in respect of the Notes.

        The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of your original issue discount and adjustments thereof in respect of the Notes for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amount of the payments on a Note.

  Adjustments to Interest Accruals on the Notes

        If the actual contingent payments made on the Notes differ from the projected contingent payments, adjustments will be made for the difference. If, during any taxable year, you receive actual payments with respect to the Notes for that taxable year that in the aggregate exceed the total amount of projected payments for the taxable year, you will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional original issue discount in such taxable year. For these purposes, the payments in a taxable year include the fair market value of property received in that year, including the fair market value of our common stock received upon a conversion. If you receive in a taxable year actual payments that in the aggregate are less than the amount of projected payments for the taxable year, you will incur a negative adjustment equal to the amount of such deficit. A negative adjustment will be treated as follows:

  •
  first, a negative adjustment will reduce the amount of original issue discount required to be accrued in the current year;

  •
  second, any negative adjustments that exceed the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the Notes, reduced to the extent such prior original issue discount was offset by prior negative adjustments; and

  •
  third, any excess negative adjustments will be treated as a regular negative adjustment in the succeeding taxable year.

        If you purchase the Notes at a discount or premium to the adjusted issue price of the Notes on your purchase date, you must reasonably allocate the discount or premium to daily portions of interest or projected payments over the remaining terms of the Notes. You should consult your tax advisors regarding these allocations.

        If your basis is greater than the adjusted issue price, the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a negative adjustment on the date the daily portion accrues or the payment is made. On the date of the adjustment, your adjusted basis in the debt instrument is reduced by the amount you treat as a negative adjustment.

        If your basis is less than the adjusted issue price, the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a positive adjustment on the date the daily portion accrues or the payment is made. On the date of the adjustment, your adjusted basis in the debt instrument is increased by the amount you treat as a positive adjustment.

  Sale, Exchange, Conversion or Redemption of the Notes

        Upon the sale, exchange, repurchase or redemption of a Note, as well as upon a conversion of a Note, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the Note. Pursuant to the terms of the Notes, you agree that under the Contingent Debt Regulations, the amount realized will include the fair market value of our common stock that you receive on the conversion as a contingent payment. Such gain on a Note generally will be treated as interest income. Loss from the disposition of a Note will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the Notes. Any loss in excess of that amount will be treated as capital loss, which will be long-term if the Notes were held for more than one year. The deductibility of capital losses is subject to limitations.

        Special rules apply in determining the tax basis of a Note. Your adjusted tax basis in a Note is generally equal to your original purchase price for the Note, increased by original issue discount (determined without regard to any adjustments to interest accruals described above, other than adjustments to reflect discounts or premiums to the adjusted issue price, if any) you previously accrued on the Notes, and reduced by the amount of any noncontingent payment and the projected amount of any contingent payments previously scheduled to be made on the Notes.

        Your tax basis in the common stock received upon conversion of a Note will equal the then current fair market value of such common stock. Your holding period for our common stock will commence on the day after conversion.

  Constructive Dividends

        U.S. holders of convertible debt instruments such as the Notes may, in certain circumstances, be deemed to have received distributions of stock if the conversion price of such instruments is adjusted. However, adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments will generally not be deemed to result in a constructive distribution of stock. Certain of the possible adjustments provided in the Notes (including, without limitation, adjustments in respect of taxable dividends to our stockholders) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received constructive distributions includible in your income in the manner described under "—Dividends" below even though you have not received any cash or property as a result of such adjustments. In certain circumstances, the failure to provide for such an adjustment may also result in a constructive distribution to you.

  Dividends

        If you convert your Note into our common stock, distributions, if any, made on our common stock generally will be included in your income as ordinary dividend income to the extent of our current and accumulated earnings and profits. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of your adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations.

  Sale, Exchange or Redemption of Common Stock

        If you convert your Notes into our common stock, then upon the sale, exchange or redemption of our common stock, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) your adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the sale, exchange or redemption. Long-term capital gain recognized by certain noncorporate holders, including individuals, will generally be subject to a reduced rate of United States federal income tax. Your adjusted tax basis and holding period in common stock received upon conversion of a Note are determined as discussed above under "—Sale, Exchange, Conversion or Redemption of the Notes." The deductibility of capital losses is subject to limitations.

  Backup Withholding and Information Reporting

        We are required to furnish to the record U.S. holders of the Notes and common stock, other than corporations and other exempt U.S. holders, and to the IRS, information with respect to interest paid on the Notes and dividends paid on the common stock.

        You may be subject to backup withholding with respect to interest paid on the Notes, dividends paid on the common stock or with respect to proceeds received from a disposition of the Notes or shares of common stock. Certain U.S. holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you

  •
  fail to furnish your taxpayer identification number ("TIN"), which, for an individual, is ordinarily his or her social security number;

  •
  furnish an incorrect TIN;

  •
  are notified by the IRS that you have failed to properly report payments of interest or dividends; or

  •
  fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding.

        Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your United States federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

Consequences To Non-U.S. Holders

        The following is a summary of certain material United States federal income tax consequences that will apply to you if you are a non-U.S. holder of the Notes or common stock. For purposes of this discussion, a "non-U.S. holder" means a holder of Notes or common stock that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as "controlled foreign corporations," "passive foreign investment companies" and "foreign personal holding companies," and such entities are urged to consult their tax advisors to determine the tax consequences that may be relevant to them.

        The United States federal income tax consequences to non-U.S. holders of owning the Notes and the stock will be affected significantly to the extent we are treated as a "United States real property holding corporation" for United States federal income tax purposes (a "USRPHC"), and if so, the extent to which the Notes or the stock is treated as "United States real property interests" ("USRPIs"). Although it is not certain as to whether we are a USRPHC and there can be no assurance that we are not or will not become a USRPHC, the Company believes that it may be a USRPHC. Consequently, except to the extent otherwise noted, this discussion assumes that we will be treated as a USRPHC at all times relevant to non-U.S. holders.

  Payments of Interest

        Although the applicable rules are not entirely clear, because of our assumed status as a USRPHC, we intend to take the position that the 30% United States federal withholding tax applies to the fair market value of any shares delivered to you by us upon any conversion of a Note. However, you will not be subject to the 30% United States federal withholding tax with respect to (i) any payment to you on the Notes of contingent interest, (ii) any payment to you on the Notes of stated interest and (iii) the amount of any cash and the fair market value of shares delivered to you by us upon any redemption or retirement of a Note, provided that:

  •
  you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

  •
  you are not a "controlled foreign corporation" with respect to which we are, directly or indirectly, a "related person;"

  •
  you are not a bank whose receipt of interest (including original issue discount) on a Note is described in Section 881(c)(3)(A) of the Code; and

  •
  you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (which certification may be made on an IRS Form W-8BEN (or successor form)), or that you hold your Notes through certain intermediaries, and you and the intermediaries satisfy the certification requirements of applicable Treasury Regulations.

        Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals. Prospective investors are urged to consult their tax advisors regarding the certification requirements for non-U.S. holders.

        If you cannot satisfy the requirements described above, you will be subject to the 30% United States federal withholding tax with respect to payments of interest on the Notes, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable United States income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the conduct of a United States trade or business.

        The 30% United States federal withholding tax described above may be a refundable or creditable tax. You are urged to consult your tax advisor as to whether the fair market value of any shares delivered to you upon any conversion of a Note is exempt from United States federal income tax, including under an exemption for portfolio interest income which may be applicable if our common stock is actively traded and does not constitute a USRPI, each as determined for United States federal income tax purposes. In such event, any amounts withheld from such payments to you may be refunded or credited against your federal income tax liability, if any, if you file with the IRS, on a timely basis, the required IRS tax forms.

        If you are engaged in a trade or business in the United States and interest on a Note is effectively connected with your conduct of that trade or business, you will be subject to United States federal income tax on that interest, as well as on any gain realized on the sale or exchange of a Note, on a net income basis (although you will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower rate as may be prescribed under an applicable United States income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest (including original issue discount) will be included in the earnings and profits of such foreign corporation.

  Sale, Exchange or Redemption of the Notes or Common Stock

        Any gain realized by you on the sale, exchange or other taxable disposition of a Note will generally be treated as interest income under the rules described above under "U.S. Holders—Sale, Exchange, Conversion or Redemption of the Notes." The application of the 30% federal withholding tax discussed above under "—Payments of Interest" with respect to such gain which is treated as interest income is not clear, and consequently you are urged to consult with your tax advisor with respect to the United States federal income tax treatment of any gain realized upon the sale, exchange or other taxable disposition of a Note, as well as the application of United States federal income tax to the amount of interest accrued on the Notes and not previously included in United States federal income taxable income.

        Any gain realized by you on the sale, exchange or other taxable disposition of our common stock generally will not be subject to United States federal income tax unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the United States;

  •
  you are an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain conditions are met;

  •
  you are subject to Code provisions applicable to certain United States expatriates; or

  •
  we are or have been a USRPHC at any time during the shorter of the five-year period ending on the date of disposition or the period that you held our common stock.

        If your gain is described in the first bullet point above, you generally will be subject to United States federal income tax on the net gain derived from the sale, and if you are a corporation, then any such effectively connected gain received by you may also, under certain circumstances, be subject to the branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable United States income tax treaty). If you are an individual described in the second bullet point above, you will be subject to a flat 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses, even though you are not considered a resident of the United States. Such holders are urged to consult their tax advisers regarding the tax consequences of the acquisition, ownership and disposition of the Notes or the common stock.

        As indicated above, this discussion assumes that we will at all times be a USRPHC. However, no adverse tax consequences would apply to you if you hold, directly and indirectly, at all times during the applicable period, five percent or less of our common stock, provided that our common stock was regularly traded on an established securities market.

  Dividends

        In general, dividends, if any, received by you with respect to our common stock (and any deemed distributions resulting from certain adjustments, or failures to make certain adjustments, to the conversion price of the Notes, see "—Consequences to U.S. Holders—Constructive Dividends" above) will be subject to withholding of United States federal income tax at a 30% rate, unless such rate is reduced by an applicable United States income tax treaty. Dividends that are effectively connected with your conduct of a trade or business in the United States are generally subject to United States federal income tax on a net income basis and are exempt from the 30% withholding tax (assuming compliance with certain certification requirements). Any such effectively connected dividends received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable United States income tax treaty.

        In order to claim the benefit of a United States income tax treaty or to claim exemption from withholding because dividends paid to you on our common stock are effectively connected with your conduct of a trade or business in the United States, you must provide a properly executed IRS Form W-8BEN for treaty benefits or W-8ECI for effectively connected income (or such successor form as the IRS designates), prior to the payment of dividends. These forms must be periodically updated. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund.

  Backup Withholding and Information Reporting

        If you are a non-U.S. holder, in general, you will not be subject to backup withholding and information reporting with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person and you have given us the statement described above under "—Consequences to Non-U.S. Holders—Payments of Interest." In addition, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a Note or a share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption. However, we may be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, any interest or dividends paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

        You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

SELLING SECURITYHOLDERS

        We originally issued and sold the Notes to the initial purchasers in a private placement transaction exempt from the registration requirements of the Securities Act. The Notes were immediately resold by the initial purchasers in transactions exempt from registration under Rule 144A under the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers under Rule 144A. Selling securityholders, which term includes their transferees, pledgees, donees and successors, may from time to time offer and sell the Notes and the common stock into which the Notes are convertible pursuant to this prospectus and any applicable prospectus supplement.

        The following table sets forth certain information, as of July 17, 2003, with respect to the principal amount of Notes beneficially owned and the number of shares of common stock issuable upon conversion of those Notes that may be offered from time to time under this prospectus by the selling securityholders named in the table. This information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, a portion or name of the Notes or common stock issuable upon conversion of the Notes. Because the selling securityholders may offer all or a portion of the Notes or common stock, we cannot estimate the amount of the Notes or the common stock that will be held by the selling securityholders upon termination of any of these sales. In addition, selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the information regarding their Notes in transactions exempt from the registration requirements of the Securities Act. The percentage of Notes outstanding beneficially owned by each selling securityholder is based on $575,000,000 aggregate principal amount of Notes outstanding. The number of shares of common stock owned prior to the offering does not include shares of common stock issuable upon conversion of the Notes. The number of shares of common stock issuable upon conversion of the Notes offered hereby is based on an initial conversion price of $22.50 per share. This conversion rate is subject to adjustment as described under "Description of the Notes—Conversion Rights." Accordingly, the number of conversion shares may increase or decrease from time to time. Under the terms of the indenture, fractional shares will not be issued upon conversion of the Notes, but will be paid in cash. The percentage of common stock outstanding beneficially owned by each selling securityholder is based on 377,302,886 shares of common stock outstanding on June 30, 2003.

        Unless set forth below, to our knowledge none of the selling securityholders has had a material relationship with us or any of our affiliates within the past three years.

Name	Principal Amount of Notes Beneficially Owned and Offered Hereby	Percentage of Notes Outstanding	Shares of Common Stock Owned Prior to the Offering(1)	Conversion Shares Offered Hereby(2)	Percentage of Common Stock Outstanding(3)
AIG DKR SoundShore Opportunity Holding Fund Ltd.	4,000,000	*	—	177,777	*
Akanthos Arbitrage Master Fund, L.P.	5,000,000	*	—	222,222	*
Arbitex Master Fund, L.P.	14,000,000	2.43%	—	622,222	*
Argent Classic Convertible Arbitrage (Bermuda) Fund Ltd.	1,350,000	*	—	60,000	*
Argent Classic Convertible Arbitrage Fund L.P.	650,000	*	—	28,888	*
Argent Low Lev Convertible Arbitrage Fund Ltd.	7,800,000	1.36%	—	346,666	*

Argent LowLev Convertible Arbitrage Fund LLC	1,200,000	*	—	53,333	*
Asymmetric Convertible Fund Ltd.	2,500,000	*	—	111,111	*
Auspicis Ltd.	250,000	*	—	11,111	*
Bank Austria Cayman Islands, LTD	2,500,000	*	—	111,111	*
Beamtenversicherungskasse des Kantons Zurich	2,700,000	*	—	120,000	*
BP AMOCO PLC Master Trust	558,000	*	—	24,800	*
Canyon Capital Arbitrage Master Fund, LTD.	4,500,000	*	—	200,000	*
Canyon Value Realization Fund, L.P.	2,250,000	*	—	100,000	*
Canyon Value Realization Fund (Cayman), LTD.	6,150,000	1.07%	—	273,333	*
Canyon Value Realization MAC 18, LTD. (RMF)	900,000	*	—	40,000	*
Castle Convertible Fund, Inc.	750,000	*	—	33,333	*
Citigroup Global Markets FMR Salomon Smith Barney	150,000	*	—	6,666	*
Clinton Convertible Managed Trading Account 1 Limited	2,235,000	*	—	70,444	*
Clinton Multistrategy Master Fund, Ltd.	20,580,000	3.58%	—	636,000	*
Clinton Riverside Convertible Portfolio Limited	14,105,000	2.45%	—	626,888	*
Context Convertible Arbitrage Fund, LP	825,000	*	—	36,666	*
Context Convertible Arbitrage Offshore, LTD	1,175,000	*	—	52,222	*
Continental Assurance Co. on Behalf of its Separate Account (E)	900,000	*	—	40,000	*
Continental Casualty Company	7,100,000	1.23%	—	315,555	*
Erste Bank der oesterreichischen Sparkassen AG	2,000,000	*	—	88,888	*
Excelsior Master Fund L.P.	1,000,000	*	—	44,444	*
Gasner Investors Holdings Ltd	2,500,000	*	—	111,111	*
Gemini Sammelstiftung zur Forderung der Personalvorsorge	110,000	*	—	4,888	*
Goldman Sachs & Co. Profit Sharing Master Trust	212,000	*	1,026	9,422	*

Guggenheim Portfolio Co. XV, LLC	800,000	*	—	35,555	*
Hotel Union & Hotel Industry of Hawaii Pension Plan	247,000	*	—	10,977	*
HFR TQA Master Trust c/o TQA Investors, LLC	74,000	*	—	3,288	*
Investec Bank (UK) Limited	500,000	*	—	22,222	*
Jefferies and Company Inc.	5,000	*	—	222	*
Jefferies Umbrella Fund Global Convertible Bond	650,000	*	—	28,888	*
KBC Financial Products USA Inc.	450,000	*	—	20,000	*
LDG Limited	89,000	*	—	3955	*
Lexington Vantage Fund c/o TQA Investors	16,000	*	—	711	*
Lyxor Master Fund	2,000,000	*	—	88,888	*
Meadow IAM Limited	1,650,000	*	—	73,333	*
MFS Total Return Fund, a series of trust V	8,000,000	1.39%	—	355,555	*
Mill River Master Fund, L.P.	1,500,000	*	—	66,666	*
Nisswa Master Fund Ltd	3,000,000	*	—	133,333	*
Nomura Securities Intl Inc.	2,500,000	*	420,947	111,111	*
Oppenheimer Convertible Securities Fund	4,000,000	*	—	177,777	*
OZ Convertible Master Fund, Ltd.	786,000	*	—	34,933	*
OZ MAC 13 Ltd.	243,000	*	1,727	10,800	*
OZ Master Fund, Ltd.	8,759,000	1.52%	63,523	389,288	*
Pacific Life Insurance Company	500,000	*	—	22,222	*
Pensionskasse der Antalis AG	40,000	*	—	1,777	*
Pensionskasse der Ems-Chemie AG	50,000	*	—	2,222	*
Pensionskasse der Ems-Dottikon AG	70,000	*	—	3,111	*
Pensionskasse der Lonza AG	100,000	*	—	4,444	*
Pensionskasse der Plüss-Staufer AG	40,000	*	—	1,777	*
Pensionskasse der PV Promea AG	80,000	*	—	3,555	*
Pensionskasse der Rockwell Automation AG	40,000	*	—	1,777	*
Pensionskasse Vantico	60,000	*	—	2,666	*
Peoples Benefit Life Insurance Company Teamsters	18,500,000	3.22%	—	822,222	*

Personalfursorgestiftung der Gebaudeversicherung des Kantons Bern	150,000	*	—	6,666	*
Putman Convertible Income—Growth Trust	7,500,000	1.3%	—	333,333	*
Ramius, LP	150,000	*	—	6,666	*
Ramius Capital Group	500,000	*	—	22,222	*
Ramius Master Fund, LTD	4,425,000	*	—	196,666	*
Ramius Partners II, LP	200,000	*	—	8,888	*
RCG Baldwin, LP	600,000	*	—	26,666	*
RCG Halifax Master Fund, LTD	500,000	*	—	22,222	*
RCG Latitude Master Fund, LTD	4,425,000	*	—	196,666	*
RCG Multi Strategy Master Fund, LTD	400,000	*	—	17,777	*
Sphinx Convertible Arb Fund Master Fund Ltd.	193,000	*	—	8,577	*
Sphinx Fund c/o TQA Investors, LLC	17,000	*	—	755	*
St. Albans Partners Ltd.	12,500,000	2.17%	—	555,555	*
Sunrise Partners Limited Partnership	8,000,000	1.39%	13,332	355,555	*
The Coast Fund, L.P.	18,500,000	3.22%	—	822,222	*
Thrivent Financial for Lutherans	3,000,000	*	—	133,333	*
TQA Master Fund, LTD.	828,000	*	—	36,800	*
TQA Master Plus Fund, LTD.	571,000	*	—	25,377	*
Topanga XI	1,200,000	*	—	53,333	*
Viacom Inc. Pension Plan Master Trust	19,000	*	—	844	*
Victory Capital Management	2,500,000	*	—	111,111	*
Xavex Convertible Arbitrage #5	500,000	*	—	22,222	*
Xavex—Convertible Arbitrage 7 Fund c/o TQA Investors	300,000	*	—	13,333	*
Xavex Risk Arbitrage Fund 2	500,000	*	—	22,222	*
Yield Strategies Fund I L.P.	3,500,000	*	—	155,555	*
Yield Strategies Fund II L.P.	3,500,000	*	—	155,555	*
Zazove Convertible Arbitrage Fund L.P.	1,000,000	*	—	44,444	*
Zuger Kulturstiftung Landis & Gyr	50,000	*	—	2,222	*
Zurich Institutional Benchmark Master Fund	400,000	*	—	17,777	*
Zurich Institutional Benchmarks Master Fund	1,478,000	*	—	65,688	*

Zurich Institutional Benchmarks Master Fund LTD.	1,000,000	*	—	44,444	*
Zurich Institutional Benchmarks Master Fund, LTD. c/o TQA Investors, LLC	105,000	*	—	4,666	*
All other holders of Notes or future transferees, pledgees or donees of such holders(2)	331,790,000	57.70%	—	14,746,222	3.9%

Total	$575,000,000	100%	500,555	25,555,555	6.8%

*
Less than one percent of the Notes or common stock outstanding, as applicable

(1)
Does not include shares of common stock issuable upon conversion of the Notes.

(2)
Consists of shares of common stock issuable upon conversion of the Notes, assuming a conversion price of $22.50 per share and a cash payment in lieu of any fractional share interest. The conversion price is subject to adjustment as described under "Description of the Notes—Conversion Rate Adjustments."

(3)
Calculated based on Rule 13d-3(d)(i) under the Securities Exchange Act of 1934, as amended, using 377,302,886 shares outstanding on June 30, 2003. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of the Notes. However, we did not assume the conversion of any other holder's Notes.

(4)
We will identify additional selling securityholders, if any, by prospectus supplement or post-effective amendment before they offer or sell their securities.

        Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

        The selling securityholders and their successors, which term includes their transferees, pledgees or donees or their successors may sell the debentures and the underlying common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

        The securities may be sold in one or more transactions at:

  •
  fixed prices;

  •
  prevailing market prices at the time of sale;

  •
  prices related to the prevailing market prices;

  •
  varying prices determined at the time of sale; or

  •
  negotiated prices.

        These sales may be effected in transactions:

  •
  on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the New York Stock Exchange;

  •
  in the over-the-counter market;

  •
  otherwise than on such exchanges or services or in the over-the-counter market;

  •
  through the writing of options, whether the options are listed on an options exchange or otherwise; or

  •
  through the settlement of short sales.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade. In connection with the sale of the Notes and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the common stock in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the Notes and the underlying common stock short and deliver these securities to close out such short positions, or loan or pledge the Notes or the underlying common stock to broker-dealers that in turn may sell these securities.

        The aggregate proceeds to the selling securityholders from the sale of the Notes or the underlying common stock offered by them hereby will be the purchase price of the Notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

        Our outstanding common stock is listed for trading on the New York Stock Exchange and the Pacific Stock Exchange. We do not intend to list the Notes for trading on any national securities exchange or on the New York Stock Exchange or the Pacific Stock Exchange and can give no assurance about the development of any trading market for the Notes. In order to comply with the securities laws of some states, if applicable, the Notes and the underlying common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

        Broker-dealers or agents that participate in the sale of the Notes and the underlying common stock are "underwriters" within the meaning of Section 2(11) of the Securities Act. Selling securityholders that participate in the sale of the Notes and the underlying common stock may also be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Profits on the sale of the Notes and the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling securityholders may be deemed to be "underwriters," they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

        The selling securityholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling securityholders.

        A selling securityholder may decide not to sell any Notes or the underlying common stock described in this prospectus. We cannot assure holders that any selling securityholder will use this prospectus to sell any or all of the Notes or the underlying common stock. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, a selling securityholder may transfer, devise or gift the Notes and the underlying common stock by other means not described in this prospectus.

        With respect to a particular offering of the Notes and the underlying common stock, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

  •
  the specific Notes or common stock to be offered and sold;

  •
  the names of the selling securityholders;

  •
  the respective purchase prices and public offering prices and other material terms of the offering;

  •
  the names of any participating agents, broker-dealers or underwriters; and

  •
  any applicable commissions, discounts, concessions and other items constituting, compensation from the selling securityholders.

        We entered into the registration rights agreement for the benefit of holders of the Notes to register their Notes and the underlying common stock under applicable federal and state securities laws under certain circumstances and at certain times. The registration rights agreement provides that the selling securityholders and Hilton will indemnify each other and their respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the debentures and the underlying common stock, including liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. We will pay all of our expenses and specified expenses incurred by the selling securityholders incidental to the registration, offering and sale of the Notes and the underlying common stock to the public, but each selling securityholder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents.

LEGAL MATTERS

        The validity of the issuance of the securities will be passed upon for us by Latham & Watkins LLP, Los Angeles, California.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

General

        The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference any future filings we will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the time all of the securities offered by this prospectus are sold, and the following documents:

  (a)
  Annual Report on Form 10-K for the fiscal year ended December 31, 2002 ("Annual Report");

  (b)
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

  (c)
  the information specifically incorporated by reference into our Annual Report from our Proxy Statement on Schedule 14A filed with the Commission on April 10, 2003;

  (d)
  Current Reports on Form 8-K dated January 27, 2003, April 16, 2003 and April 23, 2003;

  (e)
  the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on May 18, 1986, and any amendment or report updating that description.

        We have filed a registration statement on Form S-3 with the Commission under the Securities Act that registers the Notes and shares of common stock offered by this prospectus. As permitted by the rules and regulations of the Commission, this prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about us and our Notes and common stock.

        We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests for such copies should be addressed to:

Investor Relations
Hilton Hotels Corporation
9336 Civic Center Drive
Beverly Hills, California 90210
Telephone number (310) 278-4321

Reconciliation of Non-GAAP Financial Measures

        The Commission recently issued Regulation G concerning the use of non-GAAP financial measures. Hilton Hotels Corporation's Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference in the registration statement of which this prospectus is a part, contains non-GAAP financial measures and the following information supplements the information contained in the Annual Report under "Management's Discussion and Analysis of Financial Condition and Results of Operations":

Supplemental Financial Information (Unaudited)
($ in millions)

	Fiscal Year Ended December 31
	2000	2001	2002
SUPPLEMENTAL RECONCILIATION
Domestic Owned and Majority Owned Hotels
EBITDA	$858	$654	$638
Cash non-recurring items	—	—	(11)

EBITDA, including cash non-recurring items	858	654	627
Depreciation and amortization	(229)	(232)	(247)
Non-cash items	—	—	(6)
Pre-opening expense	(4)	(3)	—

Operating Income	$625	$419	$374

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information filed by us at the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and in New York, New York. Copies of this material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference rooms in New York, New York, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Copies of this information may also be inspected at the reading room of the library of the National Association of Securities Dealers, Inc., 1734 K Street, N.W., Washington, D.C. 20006. Our filings with the Commission are also available to the public from commercial document retrieval services and at the Commission's web site at "http://www.sec.gov." In addition, the New York Stock Exchange and the Pacific Stock Exchange list our common stock and you may inspect and copy reports and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the fees and expenses in connection with the resales of the securities registered hereunder. We will pay all of the costs identified below. Except for the SEC registration fee, all amounts are estimates.

SEC registration fee	$46,518
Printing and engraving expenses	10,000
Legal fees and expenses	50,000
Accounting fees and expenses	10,000
Miscellaneous expenses	5,000

Total	$121,518

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law, Article XI of the Restated Certificate of Incorporation and Paragraph 35 of our bylaws, as amended, authorize and empower us to indemnify our directors, officers, employees and agents, and agreements with each of our directors and officers provide for indemnification against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of such person's relationship with us, provided that such persons acted in accordance with a stated standard of conduct in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such persons in connection with such acts or events is not necessarily determinative of the question of whether such persons have met the required standard of conduct and are, accordingly, entitled to be indemnified.

        We have purchased for the benefit of our officers and directors and those of certain or our subsidiaries insurance policies whereby the insurance companies agree, among other things, that in the event any such officer or director becomes legally obligated to make a payment (including legal fees and expenses) in connection with an alleged wrongful act, such insurance companies will pay us up to $100,000,000. Wrongful act means any breach of duty, neglect, error, misstatement, misleading statement or other act done by one of our officers or directors or any subsidiary.

ITEM 16. EXHIBITS.

        This registration statement includes the following exhibits:

Exhibit No.	Description
3.1	Restated Certificate of Incorporation of the Registrant, as amended (incorporated herein by reference from Exhibit 4.1 to the Registrant's Registration Statement on Form S-3 (File No. 333-18523))
3.2	Amendment to Restated Certificate of Incorporation of the Registrant, relating to Exhibit 3.1 hereto (incorporated herein by reference from Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 1997)
3.3	Amendment to Restated Certificate of Incorporation of the Registrant, relating to Exhibits 3.1 and 3.2 hereto (incorporated herein by reference from Appendix F to the Registrant's Registration Statement on Form S-4 (File No. 333-89437))
3.4	By-Laws of the Registrant, as amended (incorporated herein by reference from Exhibit 4.2 to the Registrant's Registration Statement on Form S-3 (File No. 333-18523))

3.5	Amendment to By-Laws of the Registrant, relating to Exhibit 3.4 hereto (incorporated herein by reference from Exhibit 3.4 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998)
3.6	Amendment to By-Laws of the Registrant, relating to Exhibits 3.4 and 3.5 hereto (incorporated herein by reference from Appendix G to the Registrant's Registration Statement on Form S-4 (File No. 333-89437))
3.7	Amendment to By-Laws of the Registrant, relating to Exhibits 3.4, 3.5 and 3.6 hereto (incorporated herein by reference from Exhibit 3.7 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2002)
4.1	Indenture, dated as of April 22, 2003, between the Registrant and BNY Western Trust Company, a California trust company, regarding the Registrant's 3.375% Convertible Senior Notes due 2023
4.2	Form of the Registrant's 3.375% Convertible Senior Note due 2023 (included in Exhibit 4.1)
4.3	Registration Rights Agreement, dated as of April 22, 2003, among the Registrant, UBS Warburg LLC and Deutsche Bank Securities Inc. regarding the Registrant's 3.375% Convertible Senior Notes due 2023
4.4	Rights Agreement, dated as of November 29, 1999, between the Registrant and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (incorporated herein by reference from Exhibit 1 to the Registrant's Registration Statement on Form 8-A, dated December 1, 1999)
4.5	Amendment to Rights Agreement Changing Rights Agent, dated as of February 15, 2001, between the Registrant and The Bank of New York, as Rights Agent, relating to Exhibit 4.4 hereto (incorporated herein by reference from Exhibit 4.22 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000)
5.1	Opinion of Latham & Watkins LLP*
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of Latham & Watkins LLP* (included in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP
24.1	Power of Attorney (included on signature page)
25.1	Statement of Eligibility under the Trust Indenture Act of 1939 of a Corporation Designated to Act as Trustee of BNY Western Trust Company (Form T-1)

*
To be filed by amendment

ITEM 17. UNDERTAKINGS.

  (a)
  The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of shares of common stock offered (if the total dollar value of shares of common stock offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2)
  That, for purposes of determining any liability under the Securities Act:

  •
  each of these post-effective amendments; and

  •
  each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (including each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered by this prospectus, and the offering of these securities at that time will be deemed to be the initial bona offering.

  (3)
  To remove from registration by means of a post-effective amendment any of the shares of common stock being registered which remain unsold at the termination of the offering.

  (b)
  The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the Commission's opinion, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person of the registrant in connection with these securities, the registrant will submit to a court of appropriate jurisdiction the question of whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue, unless its counsel advises it that the issue has been settled by controlling precedent.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, the 17th day of July, 2003.

HILTON HOTELS CORPORATION
By:	/s/ MADELEINE A. KLEINER Madeleine A. Kleiner Executive Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Madeleine A. Kleiner and Matthew J. Hart and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments), and supplements to this registration statement and any registration statement pursuant to Rule 462(b) of the Securities Act and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, each acting alone, or their substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on July 17, 2003.

/s/ Stephen F. Bollenbach Stephen F. Bollenbach President, Chief Executive Officer and Director	/s/ Benjamin V. Lambert Benjamin V. Lambert Director
/s/ A. Steven Crown A. Steven Crown Director	/s/ David Michels David Michels Director
/s/ Peter M. George Peter M. George Director	/s/ John H. Myers John H. Myers Director
/s/ Matthew J. Hart Matthew J. Hart Executive Vice President and Chief Financial Officer	/s/ John L. Notter John L. Notter Director

S-1

/s/ Barron Hilton Barron Hilton Chairman of the Board	/s/ Donna F. Tuttle Donna F. Tuttle Director
/s/ Dieter Huckestein Dieter Huckestein Director	/s/ Peter V. Ueberroth Peter V. Ueberroth Director
/s/ Robert L. Johnson Robert L. Johnson Director	/s/ Sam D. Young Sam D. Young Director
/s/ Robert M. La Forgia Robert M. La Forgia Senior Vice President and Controller (Chief Accounting Officer)

S-2

HILTON HOTELS CORPORATION
REGISTRATION STATEMENT ON FORM S-3

EXHIBIT INDEX

Exhibit No.	Description
3.1	Restated Certificate of Incorporation of the Registrant, as amended (incorporated herein by reference from Exhibit 4.1 to the Registrant's Registration Statement on Form S-3 (File No. 333-18523))
3.2	Amendment to Restated Certificate of Incorporation of the Registrant, relating to Exhibit 3.1 hereto (incorporated herein by reference from Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 1997)
3.3	Amendment to Restated Certificate of Incorporation of the Registrant, relating to Exhibits 3.1 and 3.2 hereto (incorporated herein by reference from Appendix F to the Registrant's Registration Statement on Form S-4 (File No. 333-89437))
3.4	By-Laws of the Registrant, as amended (incorporated herein by reference from Exhibit 4.2 to the Registrant's Registration Statement on Form S-3 (File No. 333-18523))
3.5	Amendment to By-Laws of the Registrant, relating to Exhibit 3.4 hereto (incorporated herein by reference from Exhibit 3.4 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998)
3.6	Amendment to By-Laws of the Registrant, relating to Exhibits 3.4 and 3.5 hereto (incorporated herein by reference from Appendix G to the Registrant's Registration Statement on Form S-4 (File No. 333-89437))
3.7	Amendment to By-Laws of the Registrant, relating to Exhibits 3.4, 3.5 and 3.6 hereto (incorporated herein by reference from Exhibit 3.7 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2002)
4.1	Indenture, dated as of April 22, 2003, between the Registrant and BNY Western Trust Company, a California trust company, regarding the Registrant's 3.375% Convertible Senior Notes due 2023
4.2	Form of the Registrant's 3.375% Convertible Senior Note due 2023 (included in Exhibit 4.1)
4.3	Registration Rights Agreement, dated as of April 22, 2003, among the Registrant, UBS Warburg LLC and Deutsche Bank Securities Inc. regarding the Registrant's 3.375% Convertible Senior Notes due 2023
4.4	Rights Agreement, dated as of November 29, 1999, between the Registrant and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (incorporated herein by reference from Exhibit 1 to the Registrant's Registration Statement on Form 8-A, dated December 1, 1999)
4.5	Amendment to Rights Agreement Changing Rights Agent, dated as of February 15, 2001, between the Registrant and The Bank of New York, as Rights Agent, relating to Exhibit 4.4 hereto (incorporated herein by reference from Exhibit 4.22 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000)
5.1	Opinion of Latham & Watkins LLP*
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of Latham & Watkins LLP* (included in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP
24.1	Power of Attorney (included on signature page)
25.1	Statement of Eligibility under the Trust Indenture Act of 1939 of a Corporation Designated to Act as Trustee of BNY Western Trust Company (Form T-1)

*
To be filed by amendment

QuickLinks

PROSPECTUS HILTON HOTELS CORPORATION $575,000,000 3.375% Convertible Senior Notes due 2023
TABLE OF CONTENTS
Notice Regarding Arthur Andersen LLP
PROSPECTUS SUMMARY
Overview
The Offering
RISK FACTORS
Risks Related To Us And Our Business
Risks Relating To Investment In The Notes
Risks Associated With Investment In Our Common Stock
FORWARD-LOOKING STATEMENTS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
DESCRIPTION OF THE NOTES
BOOK-ENTRY DELIVERY AND SETTLEMENT
DESCRIPTION OF CAPITAL STOCK
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
Supplemental Financial Information (Unaudited) ($ in millions)
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
HILTON HOTELS CORPORATION REGISTRATION STATEMENT ON FORM S-3 EXHIBIT INDEX